EXHIBIT 10.1

CREDIT AGREEMENT

DATED AS OF JANUARY 14, 2009

AMONG

WENDY’S INTERNATIONAL HOLDINGS, LLC,

AS HOLDINGS,

WENDY’S INTERNATIONAL, INC.,

AS THE BORROWER

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A.,

AS SYNDICATION AGENT

AND

WACHOVIA BANK, NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENT

J.P. MORGAN SECURITIES INC.,
BANC OF AMERICA SECURITIES LLC AND
WACHOVIA CAPITAL MARKETS LLC,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

i

3.6.	Obligations Absolute	34
3.7.	Disbursement Procedures	35
3.8.	Interim Interest	35
3.9.	Replacement of the Issuing Lender	35
3.10.	Fees and Other Charges	36

ARTICLE IV YIELD PROTECTION; TAXES		36

4.1.	Yield Protection	36
4.2.	Changes in Capital Adequacy Regulations	37
4.3.	Availability of Types of Advances	37
4.4.	Funding Indemnification	38
4.5.	Taxes	38
4.6.	Lender Statements; Survival of Indemnity	41
4.7.	Alternative Lending Installation	41

ARTICLE V CONDITIONS PRECEDENT		41

5.1.	Closing Date	41
5.2.	Each Advance	43

ARTICLE VI REPRESENTATIONS AND WARRANTIES		44

6.1.	Existence and Standing	44
6.2.	Authorization and Validity	44
6.3.	No Conflict; Government Consent	44
6.4.	Financial Statements	44
6.5.	Material Adverse Change	45
6.6.	Taxes	45
6.7.	Litigation	45
6.8.	Material Subsidiaries	46
6.9.	Employee Benefit Plans	46
6.10.	Accuracy of Information	46
6.11.	Regulations of the Board	47
6.12.	Compliance With Laws	47
6.13.	Environmental Matters	47
6.14.	Investment Company Act	48
6.15.	Public Utility Holding Company Act	48
6.16.	Insurance	48
6.17.	No Default or Unmatured Default	48
6.18.	Ownership of Property; Liens	48
6.19.	Intellectual Property	48
6.20.	Labor Matters	49
6.21.	Use of Proceeds	49
6.22.	Security Documents	49
6.23.	Solvency	49
6.24.	Regulation H	49

6.25.	Certain Documents	49
6.26.	Unrestricted Subsidiaries	49
6.27.	Triarc Aquisition	50
6.28.	Underwriting Insurance Policies	50
6.29.	Compliance with OFAC Rules and Regulations	50
6.30.	Foreign Assets Control Regulations, Etc.	50

ARTICLE VII COVENANTS		50

7.1.	Financial and Collateral Reporting	50
7.2.	Use of Proceeds	52
7.3.	Notice of Default	52
7.4.	Conduct of Business	53
7.5.	Taxes	53
7.6.	Insurance	53
7.7.	Maintenance of Rights; Compliance with Laws and Contractual Obligations	54
7.8.	Maintenance of Properties	54
7.9.	Inspection; Keeping of Books and Records	54
7.10.	Additional Collateral, etc	55
7.11.	Designation of Unrestricted Subsidiaries	58
7.12.	Mortgages	59
7.13.	Environmental Laws	60
7.14.	Dividends	60
7.15.	Indebtedness	61
7.16.	Merger; Dissolution	62
7.17.	Sale of Assets; Casualty Events	63
7.18.	Investments and Acquisitions	66
7.19.	Liens	67
7.20.	Transactions with Affiliates	70
7.21.	Rate Management Transactions	71
7.22.	Subsidiary Covenants	71
7.23.	Maximum Consolidated Indebtedness to Adjusted EBITDA	72
7.24.	Minimum Fixed Charge Coverage Ratio	72
7.25.	Modifications of Certain Debt Instruments	72
7.26.	Sale and Leaseback Transactions	72
7.27.	Capital Expenditures	73
7.28.	Organizational Separateness	73
7.29.	Changes in Fiscal Periods	73
7.30.	Payments for Consent	73
7.31.	Underwriting of Insurance Policies	73
7.32.	Pledge of WNAP Interests	73

ARTICLE VIII DEFAULTS		74

ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		76

9.1.	Acceleration	76
9.2.	Amendments	76
9.3.	Preservation of Rights	77

ARTICLE X GENERAL PROVISIONS		77

10.1.	Survival of Representations	77
10.2.	Governmental Regulation	77
10.3.	Headings	78
10.4.	Entire Agreement	78
10.5.	Several Obligations; Benefits of this Agreement	78
10.6.	Expenses; Indemnification	78
10.7.	Accounting	79
10.8.	Severability of Provisions	79
10.9.	Nonliability of Lenders	79
10.10.	Releases of Guarantees and Liens	80
10.11.	Confidentiality	80
10.12.	Nonreliance	81
10.13.	Disclosure	81
10.14.	USA Patriot Act	81
10.15.	Advertising, Promotion and Marketing	81

ARTICLE XI THE AGENT		81

11.1.	Appointment; Nature of Relationship	81
11.2.	Powers	81
11.3.	General Immunity	82
11.4.	No Responsibility for Loans, Recitals, etc	82
11.5.	Action on Instructions of Lenders	82
11.6.	Employment of Agents and Counsel	82
11.7.	Reliance on Documents; Counsel	82
11.8.	Agent’s Reimbursement and Indemnification	82
11.9.	Notice of Default	83
11.10.	Rights as a Lender	83
11.11.	Lender Credit Decision	83
11.12.	Successor Agent	83
11.13.	Agent and Arranger Fees	83
11.14.	Delegation to Affiliates	84
11.15.	No Duties Imposed on Syndication Agent, Co-Documentation Agents or Arrangers	84

ARTICLE XII SETOFF; RATABLE PAYMENTS		84

12.1.	Setoff	84
12.2.	Ratable Payments	85

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		85

13.1.	Successors and Assigns	85
13.2.	Participations	85
13.3.	Assignments	86
13.4.	Dissemination of Information	88
13.5.	Tax Certifications	88

ARTICLE XIV NOTICES		88

14.1.	Notices	88
14.2.	Change of Address	89

ARTICLE XV COUNTERPARTS		89

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		89

16.1.	CHOICE OF LAW	89
16.2.	CONSENT TO JURISDICTION	89
16.3.	WAIVER OF JURY TRIAL	89

v

SCHEDULES

Schedule 1.1A	Pricing
Schedule 1.1B	Commitments
Schedule 1.1C	Existing Letters of Credit
Schedule 1.1D	Excluded Indebtedness
Schedule 1.1E	Mortgaged Properties
Schedule 1.1F	Unrestricted Subsidiaries
Schedule 6.8	Material Subsidiaries
Schedule 6.9	Employment Benefit Plans
Schedule 6.11	Regulation
Schedule 6.18	Real Property Owned by the Borrower and its Restricted Subsidiaries and used in the Business
Schedule 6.22.1	Security Documents Requiring Filing
Schedule 6.22.2	Filing Offices
Schedule 7.15	Indebtedness Outstanding
Schedule 7.18	Existing Investments
Schedule 7.19	Existing Liens
Schedule 7.20	Transactions with Affiliates
Schedule 7.22	Subsidiary Covenants

EXHIBITS

Exhibit A	Form of Borrower’s Counsel’s Opinion
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Promissory Note (if requested)
Exhibit E	Form of Guarantee and Collateral Agreement
Exhibit F	Form of Commitment and Acceptance
Exhibit G	Form of Mortgage
Exhibit H	Form of U.S. Tax Compliance Certificate
Exhibit I	Form of Borrowing Notice

CREDIT AGREEMENT

This Credit Agreement, dated as of January 14, 2009, is among Wendy’s International Holdings, LLC, a Delaware limited liability company, as Holdings, Wendy’s International, Inc., an Ohio corporation, as Borrower, the Lenders from time to time parties hereto, JPMorgan Chase Bank, N.A., a national banking association, as administrative agent, Bank of America, N.A., as syndication agent, and Wachovia Bank, National Association, as documentation agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.           Defined Terms.  As used in this Agreement:

“2011/2014 Indenture” means that certain Indenture, dated as of November 13, 2001, entered into by the Borrower in connection with the issuance of the 2011 Notes and the 2014 Notes, together with all instruments and other agreements entered into by the Borrower in connection therewith.

“2025 Indenture” means that certain Indenture, dated as of December 14, 1995, entered into by the Borrower in connection with the issuance of the 2025 Notes, together with all instruments and other agreements entered into by the Borrower in connection therewith.

“2011 Notes” means the 6.250% Senior Notes due 2011, issued under the 2011/2014 Indenture.

“2014 Notes” means the 6.20% Senior Notes due 2014, issued under the 2011/2014 Indenture.

“2025 Debentures” means the 7.00% Debentures due 2025, issued under the 2025 Indenture.

“Accounting Changes” is defined in Section 10.7 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Group Member (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Assets” means any property, plant, equipment or other asset used or to be used by the Borrower or a Subsidiary in a Related Business or otherwise useful in a Related Business (it being understood that Capital Expenditures on property or assets already used in a Related Business or to replace any property or assets that are the subject of a casualty event generating the proceeds being invested in such property or assets shall be deemed an investment in Additional Assets).

“Adjusted EBITDA” means, with reference to any period, Consolidated EBITDAR minus Consolidated Rental Expense, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.

“Adjusted Eurodollar Rate” for any Interest Period means the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period

“Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other ownership interests, by contract or otherwise.

“Affected Lender” as defined in Section 2.22.

“Agent” means JPMCB in its capacity as contractual representative of the Lenders pursuant to ARTICLE XI, and not in its individual capacity as a Lender, as administrative agent, and any successor Agent appointed pursuant to ARTICLE XI.

“Aggregate Commitments” means the aggregate of the Commitments of all the Lenders, as increased or decreased from time to time pursuant to the terms hereof. The initial Aggregate Commitment as of the Closing Date is Two Hundred Million and 00/100 Dollars ($200,000,000).

“Aggregate L/C Commitments” means $40,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans then outstanding and (b) the L/C Obligations then outstanding.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.4(b); provided, however, that except as otherwise provided in Section 10.7, with respect to the calculation of the financial covenants set forth in Sections 7.23 and 7.24 (and the defined terms used in such Sections) and the calculation of Capital Expenditures, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 6.4(b) hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum; provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Anti-Terrorism Order” means Executive Order 13224, as amended, as set forth at  www.treas.gov/offices/enforcement/ofac/programs/terror/terror.shtml and http://www.treas.gov/offices/enforcement/ofac/legal/eo/13224.pdf, or as otherwise published from time to time.

“Applicable Fee Rate” means, with respect to the Facility Fee, at any time, the percentage rate per annum which is applicable at such time with respect to each such fee as set forth on Schedule 1.1A.

“Applicable Margin” means, with respect to Advances of any Type, at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth on Schedule 1.1A.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arby’s” means Arby’s Restaurant Group, Inc.

“Arrangers” means J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets LLC, and each of their successors, each in its capacity as Joint Lead Arranger and Joint Bookrunner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 13.3.1.

“Authorized Financial Officer” means any of the chief financial officer, treasurer, any assistant treasurer or controller of the Borrower, acting singly.

“Authorized Officer” means any of the president, chief executive officer, chief financial officer, treasurer or any assistant treasurer or controller of the Borrower, acting singly.

“Available Amount” means, at any time, (a) the sum of (i) 50% of Consolidated Net Income of the Borrower and its Subsidiaries for the period from the Closing Date (or, if the Borrower is not capable of measuring Consolidated Net Income from the Closing Date, the first day thereafter from which Borrower is capable of providing an accurate measurement of Consolidated Net Income (which shall be a date no later than the first day of the first fiscal quarter beginning on or after the Closing Date)) through the last day of the most recently ended fiscal quarter or fiscal year for which financial statements have been delivered pursuant to Section 7.1.1 or Section 7.1.2, as the case may be,  and (ii) the amount of net cash proceeds received from all equity issuances after the Closing Date, minus (b) all dividends and distributions made pursuant to Section 7.14.6.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means Wendy’s International, Inc., an Ohio corporation, and its permitted successors and assigns (including, without limitation, a debtor in possession on its behalf).

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business” is defined in Section 6.13.2.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under Agreement Accounting Principles on a consolidated balance sheet of such Person, excluding (i) any portion of such additions to equipment attributable solely to Permitted Acquisitions, (ii) capital expenditures to the extent financed with proceeds of equity issuances or proceeds of casualty events and (iii) capital expenditures to the extent financed with Capital Leases and, without duplication, any portion of such additions to equipment attributable solely to Capital Leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the principal amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) demand deposit accounts maintained in the ordinary course of business: (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank (whether domestic or, in the case of Foreign Subsidiaries, foreign) having combined capital and surplus of not less than $500,000,000; (d) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any Real Estate Collateral (including any improvements thereon) to replace or repair such Real Estate Collateral.

“Change in Control” means any event or series of events by which:

(i)           on or after completion of any initial public offering of the Capital Stock of Holdings, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, but excluding (A) any employee benefit or stock ownership plans of the Borrower, (B) members of the board of directors and executive officers of Holdings as of the Closing Date, (C) the families of such members and executive officers, (D) family trusts established by or for the benefit of any of the foregoing individuals and (E) Permitted Investors) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly of more than fifty percent (50%) of the combined voting power of all classes of common stock of Holdings; or

(ii)           during any period of twelve (12) consecutive calendar months, the board of directors of Holdings shall cease to have as a majority of its members individuals who either (A) were directors of Holdings on the first day of such period, or (B) were elected or nominated for election to the board of directors of Holdings at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of Holdings on the first day of such period, or whose election or nomination for election was so approved; or

(iii)           prior to the completion of any initial public offering of the Capital Stock of Holdings, the Permitted Investors shall cease to own of record and beneficially an amount of common stock of Holdings equal to at least sixty (60%) of the amount of common stock of Holdings owned by the Permitted Investors of record and beneficially as of the Closing Date; or

(iv)           Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement).

“Closing Date” means January 14, 2009.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral” means the property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” means “Collateral Agent” as defined in the Guarantee and Collateral Agreement.

“Collateral Coverage Ratio” is defined in Section 7.10.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate amount not to exceed the amount set forth on Schedule 1.1B opposite such Lender’s name, or in any Assignment Agreement that has become effective pursuant to Section 13.3.2, or any Commitment and Acceptance that has become effective pursuant to Section 2.23, as any such amount may be modified from time to time pursuant to the terms hereof.

“Commitment and Acceptance” is defined in Section 2.23.

“Compensatory Award” means any award of stock options, stock appreciation rights, restricted stock or restricted stock units, or any other compensatory stock award granted by a Group Member or its Control Group members to current or former employees, consultants, advisors or directors of a Group Member or its Control Group members as compensation for services provided.

    “Consolidated EBITDAR” means, with reference to any period, Income from Continuing Operations plus (a) to the extent deducted from revenues in determining Income from Continuing Operations during such period, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) Consolidated Rental Expense and (vi) extraordinary, nonrecurring charges, expenses and losses incurred during such period (including fees, expenses and charges paid or incurred in connection with any Permitted Acquisitions to the extent such fees, expenses and charges are reasonable, as determined by the Agent in its reasonable discretion), (vii) all other non-cash charges, expenses and losses (including the amount of any impairment charges or any compensation deduction for any Compensatory Award), (viii) without duplication of clause (vi), fees, expenses and charges paid or incurred in connection with the consummation of the Triarc Acquisition and the closing of this Agreement but only up to an aggregate amount equal to $85,000,000 in 2008 and 2009 and (ix) without duplication of clause (vii), non-cash stock compensation in connection with the consummation of the Triarc Acquisition but only up to an aggregate amount equal to $27,000,000 minus (b) to the extent added to revenues in determining Income from Continuing Operations during such period, (i) extraordinary, nonrecurring gains incurred during such period and (ii) all other non-cash income, in the case of clauses (a) and (b), all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Indebtedness” means, at any time, the aggregate amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such time, calculated on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Rental Expense” means, with reference to any period, the Rental Expense of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking, commitment or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person for Indebtedness, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, minus in each case, the aggregate amount of any reserves established for losses and obligations assigned to third parties.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, in either case, together with any Group Member, are treated as a single employer under Section 414 (b) or (c) of the Code or solely for purposes of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Coverage Ratio” is defined in Section 7.24.

“Default” means an event described in ARTICLE VIII.

“Defaulting Lender” means any Lender that, as reasonably determined by the Agent, that has (a) failed to fund any portion of its Loans or its participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (but for avoidance of doubt, shall not include a casualty event or condemnation).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws” means any and all applicable Federal, state, local, municipal and foreign statutes, laws (including applicable principles of common law), regulations, ordinances, judgments, orders, codes, decrees, injunctions, permits, licenses relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations issued thereunder.

“ERISA Event” means: (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt “Prohibited Transaction” (as defined in Section 406 of ERISA or Section 4975(f)(3) of the Code) which could reasonably be expected to result in liability to any Group Member; (c) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure by any Group Member or any of its Controlled Group members to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any of its Controlled Group members of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any of its Controlled Group members from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any of its Controlled Group members of any material liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any of its Controlled Group members of any notice, or the receipt by any Multiemployer Plan of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided, that if no such rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Excess Net Cash Proceeds” is defined in Section 7.17.2(iii).

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any Note, (A) taxes imposed on its overall net income, franchise taxes (imposed in lieu of net income taxes) imposed on it, and backup withholding taxes (including, in each case, any such taxes to the extent imposed on a branch) (i) by the jurisdiction under the laws of which such Lender or the Agent, as applicable, is incorporated or organized or any political combination or subdivision or taxing authority thereof, (ii) by the jurisdiction in which the Agent’s or such Lender’s, as applicable, principal executive office or such Lender’s or Agent’s applicable Lending Installation is located, or (iii) as a result of any other present or former connection between the Agent or such Lender or the applicable Lending Installation and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent’s or such Lender’s or the applicable Lending Installation’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (B) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (A) above, or (C) any withholding taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 4.5.1.

“Existing Letters of Credit” means the letters of credit issued or continued by any Issuing Lender and outstanding on the Closing Date as set forth on Schedule 1.1C.

“Facility Fee” is defined in Section 2.5.1.

“Facility Termination Date” means the earlier of (a) November 1, 2011 and (b) the date of termination in whole of the Aggregate Commitment pursuant to Section 2.5 or Section 9.1.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 12:00 noon (New York, New York time) on such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Alternate Base Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Alternate Base Rate.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is required to be funded and that is maintained or contributed to by any Group Member or any of its Controlled Group members.

“Foreign Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is required to be funded and that is not subject to U.S. law and is maintained or contributed to by any Group Member or any of its Controlled Group members.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is neither a Domestic Subsidiary nor a Unrestricted Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Members” means the collective reference to Holdings, the Borrower and their respective Restricted Subsidiaries.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit E.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings” means Wendy’s International Holdings, LLC, a Delaware limited liability company.

“Immaterial Subsidiary” means, at any time, any Subsidiary that is not a Material Subsidiary.

“Income from Continuing Operations” means income from the continuing operations of Borrower and its Restricted Subsidiaries as set forth in the Borrower’s consolidated income statement.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations with respect to Indebtedness, whether or not assumed, secured by Liens on Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Contingent Obligations (whether or not then due and payable by such Person), (vii) reimbursement obligations under letters of credit, bankers acceptances, surety bonds and similar instruments, (viii) Off-Balance Sheet Liabilities, (ix) Net Mark-to-Market Exposure under Rate Management Transactions, (x) Rate Management Obligations and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person; provided, however, that obligations under operating leases shall not constitute “Indebtedness”.  Notwithstanding the forgoing, Contingent Obligations and Off-Balance Sheet Liabilities shall only constitute “Indebtedness” of the Borrower and its Subsidiaries to the extent such items are reported in the footnotes of the consolidated financial statements of the Borrower.  For purposes of Section 7.23, Indebtedness of the type specified in clauses (ix) and (x) of this definition, listed on Schedule 1.1D or any reimbursement obligations under surety bonds referred to in clause (vii) shall not be deemed to be Indebtedness.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business and consistent with past practices), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon or repayments thereof.

“Issuing Lender” means any one of JPMCB, Bank of America, N.A., or Wachovia Bank, National Association, or any affiliate thereof.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“L/C Commitment” means, for each L/C Lender, the obligation of such L/C Lender to participate in Letters of Credit in an aggregate amount not to exceed the amount set forth on Schedule 1.1B opposite such L/C Lender’s name, or in any Assignment Agreement that has become effective pursuant to Section 13.3.2, or any Commitment and Acceptance that has become effective pursuant to Section 2.23, as any such amount may be modified from time to time pursuant to the terms hereof.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure” means, with respect to any L/C Lender, at any time, its L/C Percentage of the L/C Obligations at such time.

“L/C Lenders” means the collective reference to JPMCB, Bank of America, N.A., and Wachovia Bank, National Association.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to JPMCB, Bank of America, N.A., and Wachovia Bank, National Association other than the Issuing Lender.

“L/C Percentage” means, with respect to any L/C Lender, a portion equal to a fraction the numerator of which is such L/C Lender’s L/C Commitment at such time and the denominator of which is the Aggregate L/C Commitment at such time; provided that in the case of Section 2.21 when any Defaulting Lender shall exist, “L/C Percentage” shall mean the percentage of the Aggregate L/C Commitment (disregarding any Defaulting Lender’s L/C Commitment) represented by such L/C Lender’s L/C Commitment.  If the Aggregate L/C Commitment has been terminated or expired, a fraction the numerator of which is the aggregate outstanding principal amount of such L/C Lender’s L/C Exposure and the denominator of which is the L/C Obligations.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.19.

“Letters of Credit” is defined in Section 3.1.

“Leverage Ratio” is defined in Section 7.23.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to ARTICLE II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Security Documents and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.14 (if requested)) and agreements executed and delivered in connection herewith or therewith, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Loan Parties” means each Group Member that is a party to a Loan Document.

“Margin Stock” means “margin stock,” as such term is defined in Regulation U.

“Market Disruption Loans” means Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to Eurodollar Loans; provided, that, other than with respect to the rate of interest and Applicable Margin applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as Floating Rate Loans.

“Market Disruption Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to, in the reasonable discretion of the Agent, either (i) the Alternate Base Rate for such day or (ii) the rate for such day reasonably determined by the Agent (after consultation with the Borrower) to be the cost of funds of representative participating members in the interbank eurodollar market selected by the Agent (which may include Lenders) for maintaining loans similar to the relevant Market Disruption Loans.  Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate.  Notwithstanding the foregoing, if the “Market Disruption Rate” as determined in accordance with the immediately preceding sentences is less than 3.25% for any Interest Period, then for all purposes of this Agreement and the other Loan Documents, the “Market Disruption Rate” shall be deemed equal to 3.25% for such Interest Period.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder (other than any termination thereof in accordance with its terms).

“Material Indebtedness” means any Indebtedness in an outstanding principal amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement or instrument under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” shall mean each Restricted Subsidiary now existing or hereafter acquired or formed and each successor thereto that (a) for the most recent fiscal 9-month period of the Borrower before the Closing Date or thereafter for the most recent fiscal year of the Borrower accounted for more than 5% (excluding any intercompany adjustments) of the consolidated revenues of the Borrower or (b) as at the end of such fiscal 9-month period or such fiscal year, as the case may be, was the owner of more than 5% (excluding any intercompany adjustments) of the consolidated assets of the Borrower as shown on the consolidated financial statements of the Borrower and its consolidated Subsidiaries for such fiscal 9-month period or for such fiscal year, as the case may be; provided that, notwithstanding the forgoing, Scioto Insurance Company, Wendy’s of Denver, Inc., Oldemark LLC and The New Bakery Co of Ohio, Inc. each shall be deemed a “Material Subsidiary.”

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, toxic molds, polychlorinated biphenyls and urea-formaldehyde insulation and any other substance, material or waste that could give rise to liability under any Environmental Law.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 23, 2008, among WAG, the Borrower and Green Merger Sub, Inc., as amended by that certain letter agreement, dated as of August 14, 2008, by and between WAG and the Borrower.

“Merger Documentation” means, collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Mortgaged Properties” means the real properties listed on Schedule 1.1E, as to which the Collateral Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit G (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which any Group Member or any of its Controlled Group members is obligated to make contributions.

“Net Cash Proceeds” means, in connection with any Disposition or any Casualty Event involving Real Estate Collateral, the proceeds thereof in the form of cash and Cash Equivalent Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Casualty Event involving Real Estate Collateral (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith, (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iv) reasonable reserves for indemnification, adjustment of purchase price or similar obligations incurred or assumed in connection therewith (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds).

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-Survey Property” is defined in Section 7.10.3.

“Non-U.S. Lender” is defined in Section 4.5.5.

“Note” is defined in Section 2.14.4.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agent, the Collateral Agent, any Arranger, any indemnitee under the provisions of Section 10.6.2 or to any Lender (or, in the case of Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agent, the Collateral Agent, any Arranger or to any Lender that are required to be paid by any Group Member pursuant hereto) or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liability” of a Person means, without duplication, (i) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (ii) any liability under any so-called “synthetic lease” transaction or “tax ownership operating lease” entered into by such Person, or (iii) any other obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, excluding (i) Operating Lease Obligations and (ii) any obligations outstanding that arise in connection with transfers of loan obligations owing to the Borrower and its Subsidiaries by franchisees and other related assets that are treated as true sales of financial assets under FASB Statement No. 140, as in effect from time to time.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the total amount of all future minimum lease payments due under all then existing Operating Leases of the Borrower and its Subsidiaries.

“Other Taxes” is defined in Section 4.5.2.

“Participants” is defined in Section 13.2.1.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“Payment Date” means the first day of each January, April, July and October.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.18.11.

“Permitted Investors” means the collective reference to WAG and its Control Investment Affiliates.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Group Member or any of its Controlled Group members may have any liability.

“Pledged Stock” means “Pledged Stock” as defined in the Guarantee and Collateral Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Adjustments” means, as of any date of determination, in connection with the calculation of the Leverage Ratio or the Coverage Ratio for any applicable four fiscal quarter period (such period, the “Reference Period”), the following adjustments, to the extent applicable:

(i)
(x) if the Borrower or any Restricted Subsidiary has incurred any Indebtedness in excess of $5,000,000 in the aggregate during such Reference Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio or Coverage Ratio is an incurrence of Indebtedness and the Borrower or any Restricted Subsidiary has incurred Indebtedness in excess of $5,000,000 during such Reference Period, Consolidated EBITDAR, Adjusted EBITDA, Consolidated Interest Expense and Consolidated Rental Expense for such Reference Period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such Reference Period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such Reference Period or such shorter period for which the revolving loans were incurred under such facility were outstanding or (ii) if such facility was created after the end of such Reference Period, the average daily balance of such Indebtedness during the period from the date such revolving loans were incurred under such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Reference Period; or

(y) if the Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness in excess of $5,000,000 during such Reference Period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Leverage Ratio or Coverage Ratio involves a discharge of Indebtedness, Consolidated EBITDAR, Adjusted EBITDA, Consolidated Interest Expense and Consolidated Rental Expense for such Reference Period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such Reference Period;

(ii)	if during such Reference Period the Borrower or any Restricted Subsidiary has made any Disposition for gross proceeds in excess of $5,000,000 in the aggregate or disposed of any company, division, operating unit, segment, business, group of related assets or line of business for gross proceeds in excess of $5,000,000 in the aggregate or if the transaction giving rise to the need to calculate the Leverage Ratio or Coverage Ratio is such a Disposition:

(x) the Consolidated EBITDAR and Adjusted EBITDA for such Reference Period will be reduced by an amount equal to the Consolidated EBITDAR or Adjusted EDITDA, as applicable, (if positive) directly attributable to the assets which are the subject of such disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDAR or Adjusted EBITDA, as applicable, (if negative) directly attributable thereto for such Reference Period; and

(y) Consolidated Interest Expense and Consolidated Rental Expense for such Reference Period will be reduced by an amount equal to the Consolidated Interest Expense or Consolidated Rental Expenses, as applicable, directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Disposition for such Reference Period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense or Consolidated Rental Expense, as applicable, for such Reference Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(iii)
 if during such Reference Period the Borrower or any Restricted Subsidiary (by merger or otherwise) has made an Investment in an amount in excess of $5,000,000 in the aggregate in any Restricted Subsidiary or the Borrower (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower or any Restricted Subsidiary) or an acquisition of assets in excess of $5,000,000 in the aggregate, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAR, Adjusted EBITDA, Consolidated Interest Expense and Consolidated Rental Expense for such Reference Period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Reference Period; and

(iv)
if during such Reference Period (x) any Person that was not the Borrower or a Restricted Subsidiary that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary during such Reference Period and (y) has incurred any Indebtedness or has discharged any Indebtedness, has made any Disposition or any Investment or Acquisition of assets that would have required an adjustment pursuant to clause (i), (ii) or (iii) above if made by the Borrower or a Restricted Subsidiary during such Reference Period, Consolidated EBITDAR, Adjusted EBITDA, Consolidated Interest Expense and Consolidated Rental Expense for such Reference Period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by an Authorized Financial Officer (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Rate Management Transaction applicable to such Indebtedness if such Rate Management Transaction has a remaining term in excess of 12 months).  If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Borrower, the interest rate shall be calculated by applying such optional rate chosen by the Borrower.

“Properties” is defined in Section 6.13.1.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Forma Balance Sheet” is defined in Section 6.4.

“Pro Rata Share” means, with respect to any Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment  at such time, or, if the Aggregate Commitment has been terminated or expired, a fraction the numerator of which is the aggregate outstanding principal amount of such Lender’s Loans and L/C Exposure, each at such time, and the denominator of which is the Aggregate Outstanding Credit Exposure.

“Purchasers” is defined in Section 13.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or a Restricted Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Estate Collateral” means any restaurant site which is fee-owned and operated by the Borrower or any of its Restricted Subsidiaries that is subject to a Mortgage pursuant to Section 7.12, Section 7.10.1 or Section 7.10.2.

“Real Estate Fair Value” means, with respect to any real property, five times the Trailing 12-month Cash Flow of such real property.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Business” means any business which is the same as or related to any of the businesses of the Borrower and its Restricted Subsidiaries on the Closing Date.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Rental Expense” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.

“Required Lenders” means Lenders in the aggregate having greater than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Disruption Lenders” means the holders of more than 50% of the Aggregate Commitment.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Restricted Entities” means any institution which is not primarily engaged in the business of buying, selling or making loans.

“Restricted Payment” is defined in Section 7.14.

“Restricted Subsidiaries” means, individually and collectively, all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., together with its successors.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property back as lessee.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of “Specially Designated Nationals” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Parties” means “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the Obligations.

“Senior Note Indentures” means the 2011/2014 Indenture and the 2025 Indenture.

“Senior Notes” means the 2011 Notes, the 2014 Notes and the 2025 Notes.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement” means any Rate Management Transaction in respect of interest rates entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Rate Management Transaction is entered into.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means (i) each Material Subsidiary of the Borrower other than any Foreign Subsidiary or any Unrestricted Subsidiary and (ii) any Immaterial Subsidiary designated by the Borrower as Subsidiary Guarantor.

“Survey” is defined in Section 7.12.2.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, imposed by any Governmental Authority, but excluding Excluded Taxes and Other Taxes.

“Terminated Lender” as defined in Section 2.22.

“Title Insurance Company” is defined in Section 7.12.2.

“Trailing 12-month Sales” means, at any time, for any restaurant sites owned and operated by the Borrower or any of its Restricted Subsidiaries, net revenue generated for the prior 12 month period.

“Trailing 12-month Cash Flow” means, at any time, with respect to any restaurant sites owned and operated by the Borrower or any of its Restricted Subsidiaries, store-level income (including work opportunity tax credits) generated in the prior 12 month period before the deduction of (i) interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, and (v) corporate overhead expenditures, in each case, calculated in a manner consistent with the per site cash flow materials provided to the Agent prior to the Closing Date.

“Transferee” is defined in Section 13.4.

“Triarc Acquisition” means the acquisition of the Borrower by WAG through the merger of Green Merger Sub, Inc., a wholly-owned subsidiary of WAG, with and into the Borrower, with the Borrower being the surviving corporation and a wholly-owned subsidiary of WAG, in accordance with the Merger Documentation.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“United States” means the United States of America.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 7.11.  The Unrestricted Subsidiaries as of the Closing Date are listed on Schedule 1.1F.

“WAG” means Wendy’s /Arby’s Group, Inc. (f/k/a Triarc Companies, Inc.).

“WNAP” means Wendy’s National Advertising Program, Inc., an Ohio corporation.

1.2.          Other Definitional Provisions.

1.2.1               Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

1.2.2               As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

1.2.3               The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

1.2.4               The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE CREDITS

2.1.           Commitment.  From and including the Closing Date and prior to the Facility Termination Date, upon the satisfaction of the conditions precedent set forth in Section 5.1 and 5.2, as applicable, each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time, in Dollars in an amount not to exceed in the aggregate at any one time outstanding its Pro Rata Share of the Aggregate Commitment; provided, that at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Facility Termination Date.  The commitment of each Lender to lend hereunder shall automatically expire on the Facility Termination Date.

2.2.           Required Payments; Termination.  Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.  Notwithstanding the termination of the Commitments under this Agreement on the Facility Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.3.           Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4.           Types of Advances.  The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5.           Facility Fee; Reductions in Aggregate Commitment.

2.5.1               Facility Fee.  The Borrower agrees to pay to the Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Fee Rate for the Facility Fee on the average daily amount of such Lender’s unused Commitment from and including the Closing Date to and including the Facility Termination Date, payable quarterly in arrears on each Payment Date hereafter and on the Facility Termination Date.

2.5.2               Reductions in Aggregate Commitment.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part, ratably among the Lenders in integral multiples of $10,000,000, upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued interest and Facility Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

2.5.3               Generally.  All fees payable hereunder or under any fee letter entered into in connection herewith shall be paid on the dates due, in immediately available funds, to the Agent for distribution, in the case of Facility Fees to the Lenders.  Fees paid shall not be refundable under any circumstances except in the case of manifest error in the calculation of any fee payment.

2.6.           Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7.           Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances on any Business Day upon notice to the Agent by no later than 12:00 noon (New York, New York time) on the date of such prepayment.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 4.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three (3) Business Days’ prior written notice to the Agent.

2.8.           Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  No Interest Period may end after the Facility Termination Date.  The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”), substantially in the form of Exhibit I, not later than 12:00 noon (New York, New York time) on the Borrowing Date of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

2.8.1               the Borrowing Date of such Advance, which shall be a Business Day;

2.8.2               the aggregate amount of such Advance;

2.8.3               the Type of Advance selected; and

2.8.4               in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m. (New York, New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York to the Agent at its address specified pursuant to ARTICLE IX.  The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.9.           Conversion and Continuation of Outstanding Advances.  Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6 and the first sentence of Section 2.12, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance; provided that any automatic conversion of a Eurodollar Advance shall only be made on the last day of the Interest Period applicable thereto.  The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 noon (New York, New York time) on the third (3rd) Business Day prior to the date of the requested conversion or continuation, as the case may be, specifying:

2.9.1               the requested date of such conversion or continuation which shall be a Business Day;

2.9.2               the aggregate amount and Type of the Advance which is to be converted or continued; and

2.9.3               the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10.           Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate or the Applicable Margin, as applicable.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  Changes in the rate of interest on that portion of any Advance maintained as a Eurodollar Advance will take effect simultaneously with each change in the Applicable Margin.

2.11.           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

2.11.1               the Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances materially and adversely affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

2.11.2               the Agent shall have received notice from the Requisite Disruption  Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give written notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  In the case of any determination pursuant to Section 2.11.1, such written notice shall set forth in reasonable detail the circumstances affecting the relevant market and the inability to ascertain the Eurodollar Rate.  If such notice is given (x) any Eurodollar Loan requested to be made on the first day of such Interest Period shall be made as Market Disruption Loan (provided, however, that the Borrower shall have the right to withdraw any Borrowing Notice after receipt of such notice), (y) any Loan that were to have been converted on the first day of such Interest Period to a Eurodollar Loan shall be continued as Market Disruption Loan and (z) any outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan.  Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.  The Agent shall use reasonable efforts to promptly withdraw such notice if the circumstances affecting the relevant market which prompted the giving of such notice no longer exist.

2.12.           Eurodollar Advances and Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  Upon any failure to pay (i) any principal of any Loan or any Reimbursement Obligation when due (whether at the stated maturity, by acceleration or otherwise), such overdue amounts shall bear interest (x) in the case of the Loans, at the rate that would otherwise be applicable thereto plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to Floating Rate Loans plus 2% per annum, or (ii) any interest payable on any Loan or Reimbursement Obligation, any fee or other amount payable hereunder when due (whether at the stated maturity, by acceleration or otherwise), such overdue amounts shall bear interest at a rate per annum equal to the rate then applicable to Floating Rate Loans plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (as well after as before judgment).

2.13.           Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to ARTICLE IX, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 12:00 noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders.  Each payment delivered to the Agent for the account of any

Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to ARTICLE IX or at any Lending Installation specified in a notice received by the Agent from such Lender.  The Agent is hereby authorized to charge the account of the Borrower maintained with JPMCB for each payment of principal, interest and fees as it becomes due hereunder.

2.14.           Noteless Agreement; Evidence of Indebtedness.

2.14.1               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

2.14.2               The Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made hereunder, the Type thereof and, in the case of Eurodollar Loans, the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof, (d) the effective date and amount of each Commitment and Acceptance delivered to and accepted by it and the parties thereto pursuant to Section 2.23, (e) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3 and (f) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.  The Agent shall make such accounts and related information available to the Borrower upon the reasonable request of the Borrower.

2.14.3               The entries maintained in the accounts maintained pursuant to clauses (i) and (ii) above shall, absent manifest error, be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.14.4               Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit D (a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) above.

2.15.           Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent in good faith and in the absence of gross negligence or willful misconduct believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent, of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent shall govern absent manifest error.

2.16.           Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest on Eurodollar Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest on Floating Rate Loans which are calculated on the basis of the Prime Rate shall be calculated for actual days elapsed on the basis of a 365-day year or, if applicable, a 366-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (local time) at the place of payment.  If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.17.           Notification of Advances, Interest Rates, Prepayments and Commitment Reductions; Availability of Loans.  Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate, the Applicable Margin and the Applicable Fee Rate.

2.18.           Mandatory Prepayments from Dispositions and Casualty Events; Commitment Termination.  In the event the Borrower shall be required to apply the Net Cash Proceeds of a Disposition or Casualty Event involving Real Estate Collateral to the prepayment of the Loans (and reduction of the Commitments) pursuant to Section 7.17.2, such Net Cash Proceeds shall be applied first, to Floating Rate Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under this Section 2.18 (except in the case of Loans that are Floating Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.  Upon any such prepayment, the Commitments shall be automatically reduced by an aggregate amount equal to the aggregate principal amount of the Loans so prepaid.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.

2.19.           Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Agent and the Borrower in accordance with ARTICLE VIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.20.           Non-Receipt of Funds by the Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made.  The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.21.           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

2.21.1               fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5.1.

2.21.2               the Commitments, the outstanding Loans and L/C Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

2.21.3               if any Letter of Credit is outstanding at the time a L/C Lender becomes a Defaulting Lender then

(i)
all or any part of such L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective L/C Percentages but only to the extent that (x) such reallocation does not result in any non-Defaulting Lender’s L/C Exposure exceeding its L/C Commitment, (y) the Aggregate Outstanding Credit Exposure (excluding outstanding Loans of such Defaulting Lender) does not exceed the Aggregate Commitment (excluding the Commitment of such Defaulting Lender) and (z) the conditions set forth in Section 5.2 are satisfied at such time; and

(ii)
if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Exposure is outstanding;

(iii)
if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.10 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)
if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.10 shall be adjusted in accordance with such non-Defaulting Lenders’ L/C Percentages; or

(v)
if any Defaulting Lender’s L/C Exposure is neither cash collateralized pursuant to clause (ii) above nor reallocated pursuant to clause (i) above, then, without prejudice to any rights or remedies of the Issuing Lender or any L/C Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 3.10 shall be payable to the Issuing Lender until such L/C Exposure is cash collateralized and/or reallocated.

2.21.4               in determining the Aggregate L/C Commitment for purposes of making new extensions of credit pursuant to Section 3.1, the L/C Commitment of each Defaulting Lender shall be excluded, and, for avoidance of doubt the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit unless it has received assurances satisfactory to it that non-Defaulting L/C Lenders will cover the related exposure and/or the Borrower has provided cash collateral in respect of the exposure of such Defaulting L/C Lender satisfactory to it.

2.21.5               any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18 but excluding Section 2.22) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction (provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders according to their Pro Rata Share prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender).

In the event that the Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the L/C Lenders shall be readjusted to reflect the inclusion of such L/C Lender’s L/C Commitment.

2.22.           Replacement of Lender.  If (a) (i) the Borrower is required pursuant to Section 4.1, 4.2 or 4.5 to make any additional payment to any Lender or (ii) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 4.3.1, or (iii) any Lender fails to consent to any amendment, waiver or consent that otherwise requires the consent of such Lender under Section 9.2.1, 9.2.2, 9.2.3 or 9.2.4 (any Lender so affected or which fails to so consent, an “Affected Lender”), so long as (in the case of this clause (iii)) the consent of the Required Lenders (with the percentage in such definition being deemed to be 75% for this purpose) has been obtained, or (b) (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Borrower’s request that it cure such default; then, with respect to each such Affected Lender or Defaulting Lender (the “Terminated Lender”), the Borrower may, at its sole expense and effort, upon notice to such Terminated Lender and the Agent, require such Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent (and if a L/C Commitment or L/C Exposure is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (ii) such Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including without limitation payments due to such Terminated Lender under Sections 4.1, 4.2 and 4.5, and payments, if any, which would have been due to such Terminated Lender on the day of such assignment under Section 4.4 had the Loans of such Terminated Lender been prepaid on such date rather than assigned to the replacement Lender, in each case to the extent not paid by the purchasing Lender), (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.1, 4.2 or 4.5, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with any Requirement of Law (excluding Certificates of Incorporation and By-Laws or other organizational or governing documents), and (v) no Default shall have occurred and be continuing at the time of such assignment.  Such Terminated Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Terminated Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

2.23.           Increase of Aggregate Commitment.  At any time prior to the Facility Termination Date, the Borrower may, on the terms set forth below, request that the Aggregate Commitment hereunder be increased on one or more occasions by an aggregate amount of up to $100,000,000 with the consent of the Agent but without the consent of any other Lenders (except as provided below); provided, that (i) the Aggregate Commitment hereunder at no time shall exceed $300,000,000 without the prior written consent of all existing Lenders, (ii) an increase in the Aggregate Commitment hereunder may only be made if (a) no Default or Unmatured Default shall have occurred and be continuing on and as of the date of such increase and (b) the representations and warranties set forth in ARTICLE VI of this Agreement are true and correct on and as of such date (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date), (iii) no Lender’s respective Commitment shall be increased under this Section 2.23 without such Lender’s consent and unless and until any Lender so consents, such Lender shall be deemed to have refused any increase to its Commitment, (iv) each of the then existing Lenders shall be given the opportunity to participate in the increased Aggregate Commitment ratably in the proportion that its Commitment bears to the Aggregate Commitment and (v) to the extent that all or any portion of the requested increase in the Aggregate Commitment is not fulfilled pursuant to the preceding clause (iv), the increase shall be funded in such additional amounts as any Lender, including any new financial institution, the Agent and the Borrower agree, provided, that any new financial institution which either the Borrower or the Agent invites to become a Lender hereunder shall be reasonably acceptable to the Borrower and the Agent.  In the event of such a requested increase in the Aggregate Commitment, any existing Lender which the Borrower or the Agent invites to increase its Commitment (or any new financial institution which the Borrower or the Agent invites to become a Lender) may set the amount of its Commitment at a level agreed to by the Borrower and the Agent.  In the event that the Borrower and one or more of the Lenders (or new financial institutions) shall agree upon such an increase in the Aggregate Commitment (i) the Borrower, the Agent and each Lender increasing its Commitment (or new financial institution extending a new Commitment) shall enter into an agreement substantially in the form of Exhibit F hereto (a “Commitment and Acceptance”) and (ii) the Borrower shall furnish, if requested, a new Note to each Lender that is increasing its Commitment (or each new financial institution that is extending a new Commitment).  Upon the execution and delivery of such Commitment and Acceptance, and upon the Agent’s reallocation of any outstanding Loans ratably among the Lenders after giving effect to each such increase in the Aggregate Commitment (subject to Section 4.4), this Agreement shall be deemed to be amended to increase the Aggregate Commitment accordingly.

ARTICLE III

LETTERS OF CREDIT

3.1.           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of letters of credit (“Letters of Credit”) for its own account, in a form reasonably acceptable to the Agent and the Issuing Lender, at any time and from time to time from and including the Closing Date and prior to the Facility Termination Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.2.           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the applicable Issuing Lender and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.3), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the applicable Issuing Lender's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the L/C Obligations shall not exceed the Aggregate L/C Commitments and (ii) the sum of the Aggregate Outstanding Credit Exposures shall not exceed the Aggregate Commitments.

3.3.           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Facility Termination Date; provided that any Letter of Credit with a term of one year or less may provide for the renewal thereof for additional periods less then or equal to one year (which shall in no event extend beyond the date referred to in clause (ii) above).  It is understood that on the Closing Date Existing Letters of Credit shall be deemed Letters of Credit issued under this Agreement for all purposes of this Agreement and the other Loan Documents.

3.4.           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the L/C Lenders, the Issuing Lender hereby grants to each L/C Lender, and each L/C Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such L/C Lender's L/C Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each L/C Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Lender, such L/C Lender's L/C Percentage of each L/C Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 3.5, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each L/C Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

3.5.           Reimbursement.  If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the date that such L/C Disbursement is made, if the Borrower shall have received notice of such L/C Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received on such day prior to 10:00 a.m., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.8 and 2.9 that such payment be financed with a Floating Rate Advance in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Advance.  If the Borrower fails to make such payment when due, the Agent shall notify each L/C Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such L/C Lender's L/C  Percentage thereof.  Promptly following receipt of such notice, each L/C Lender shall pay to the Agent its L/C Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.8 with respect to Loans made by such Lender (and Section 2.8 shall apply, mutatis mutandis, to the payment obligations of the L/C Lenders), and the Agent shall promptly pay to the Issuing Lender the amounts so received by it from the L/C Lenders.  Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such L/C Lenders and the Issuing Lender as their interests may appear.  Any payment made by a L/C Lender pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement (other than the funding of Floating Rate Advances as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

3.6.           Obligations Absolute.  The Borrower's obligation to reimburse L/C Disbursements as provided in Section 3.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.  Neither the Agent, the L/C Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility for any action taken or omitted by such Person in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of any technical terms or any consequence arising from causes beyond the control of such Person; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7.           Disbursement Procedures.  The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Lender shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such L/C Disbursement.

3.8.           Interim Interest.  If the Issuing Lender shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Floating Rate Advances; provided that, if the Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 3.5, then Section 2.12 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any L/C Lender pursuant to Section 3.5 to reimburse the Issuing Lender shall be for the account of such L/C Lender to the extent of such payment.

3.9.           Replacement of the Issuing Lender.  An Issuing Lender may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Agent shall notify the L/C Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.10.  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Lender" shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lender, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

3.10.           Fees and Other Charges.

3.10.1               The Borrower will pay a fee, following receipt of an invoice or other appropriate documentation, on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared pursuant to their L/C Percentage among the L/C Lenders and payable quarterly in arrears on each Payment Date after the issuance date.  In addition, the Borrower shall pay, following receipt of an invoice or other appropriate documentation, to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Payment Date after the issuance date.

3.10.2               In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender, following receipt of an invoice or other appropriate documentation, for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

ARTICLE IV

YIELD PROTECTION; TAXES

4.1.           Yield Protection.  If, on or after the Closing Date, the adoption of or any change in any Requirement of Law (excluding Certificates of Incorporation and By-Laws or other organizational or governing documents) (other than a change in tax law, as to which Section 4.5, shall govern) or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law, but excluding any regulation, policy, guideline, directive or interpretation relating to taxes, as to which Section 4.5 shall govern) from any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such Governmental Authority:

4.1.1               imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

4.1.2               imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Commitment or Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Commitment, Eurodollar Loans or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Commitment or Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender,

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within thirty (30) days of demand, accompanied by the written statement required by Section 4.6, by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received; provided, that the Borrower shall not be required to compensate a Lender under this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies the Borrower in writing of such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if such adoption or such change giving rise to such increased costs or reduction is retroactive, such 90¬day period shall be extended to include the period of retroactive effect.

4.2.           Changes in Capital Adequacy Regulations.  If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within thirty (30) days of demand, accompanied by the written statement required by Section 4.6, by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its extensions of credit or its commitment to extent credit hereunder (after taking into account such Lender’s policies as to capital adequacy); provided, that the Borrower shall not be required to pay to such Lender such additional amounts under this Section for any amount incurred as a result of such Change more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower in writing of such Change and of such Lender’s intention to claim compensation therefor; provided, further, that if such Change giving rise to such amounts is retroactive such 180-day period shall be extended to include the period of retroactive effect.  “Change” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, or change in, or change in the interpretation or administration of any other Requirement of Law (excluding Certificates of Incorporation and By-Laws or other organizational or governing documents) (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted (and adopted by or applicable to such Lender) prior to the Closing Date or implementing the November 2005 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards - A Revised Framework,” including transition rules, and any amendments to such regulations adopted (and adopted by or applicable to such Lender) prior to the Closing Date.

4.3.           Availability of Types of Advances.

4.3.1               If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law; or

4.3.2               if the Required Lenders determine that deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available,

then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 4.4.

4.4.           Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurodollar Advance, in any such case, on the date specified by the Borrower for any reason other than default by the Agent or the Lenders, or a Eurodollar Advance is not prepaid on the date specified by the Borrower for any reason, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

4.5.           Taxes.

4.5.1               Subject to Section 4.5.6, all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) subject to Section 4.5.6, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof (or such other proof of payment reasonably acceptable to the Agent) within thirty (30) days after such payment is made.

4.5.2               In addition, the Borrower shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

4.5.3               Subject to Section 4.5.6, the Borrower shall indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Agent or such Lender as a result of any obligation of the Borrower hereunder or under any Note and any penalties, interest and reasonable expenses (other than penalties, interest and expenses caused by the gross negligence or willful misconduct of the Agent or such Lender) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 4.6.

4.5.4               Each Lender shall indemnify the Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.

4.5.5               Without limiting the generality of the foregoing, in the event that a Lender is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”), such Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent), whichever of the following is applicable:

(A)	duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)	duly completed copies of Internal Revenue Service Form W-8ECI,

(C)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit H to the effect that (i) such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(D)
to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(E)
any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update or replace such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

4.5.6               Notwithstanding anything to the contrary in this Section 4.5, for any period during which a Lender or the Agent has failed to provide the Borrower with an appropriate form pursuant to Section 4.5.5 (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided that renders such Lender or Agent legally unable to provide an appropriate form pursuant to Section 4.5.5 (including any updated or replacement form) and such Lender or Agent has notified the Borrower and Agent in writing of such legal inability), such Lender or the Agent shall not be entitled to gross up or indemnification under this Section 4.5 with respect to Taxes imposed by the United States as a result of such failure; provided, that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 4.5.5 above, the Borrower shall take such steps as such Non-U.S Lender shall reasonably request (and at such Non-U.S. Lender’s sole expense) to assist such Non-U.S. Lender to recover such Taxes to the extent that such steps do not adversely affect the Borrower or its Affiliates.

4.5.7               If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent).  The obligations of the Lenders under this Section 4.5.7 shall survive the payment of the Obligations and termination of this Agreement.

4.5.8               If a Lender or Agent determines, in its reasonable discretion, that it is entitled to a refund (whether by way of direct refund, credit, offset or otherwise) in respect of any Taxes or Other Taxes, which refund is attributable to amounts paid or indemnified by the Borrower pursuant to this Section 4.5, such Lender or Agent shall apply for such refund.  Within thirty (30) days of receipt or deemed receipt of such refund (whether by way of direct refund, credit, offset or otherwise), such Lender or Agent shall pay to the Borrower an amount equal to such refund (net of any reasonable out-of-pocket expenses incurred by such person in obtaining such refund).  In the event such Lender or Agent is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Lender or Agent.  This paragraph shall not be construed to require the Agent, the Issuing Lender or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

4.6.           Lender Statements; Survival of Indemnity.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 4.1, 4.2, 4.4 or 4.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 4.1, 4.2, 4.4 and 4.5 shall survive payment of the Obligations and termination of this Agreement.

4.7.           Alternative Lending Installation.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 4.1, 4.2 and 4.5 or to avoid the unavailability of Eurodollar Advances under Section 4.3.1, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  A Lender’s designation of an alternative Lending Installation shall not affect the Borrower’s rights under Section 2.22 to replace a Lender.

ARTICLE V

CONDITIONS PRECEDENT

5.1.           Closing Date.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

5.1.1               The Agent shall have received (i) this Agreement, executed and delivered by the Agent, Holdings, the Borrower and each Person listed on Schedule 1.1B, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement as Annex I, executed and delivered by each Issuer (as defined therein) constituting a Subsidiary of a Loan Party (other than WNAP), if any, that is not a Loan Party.

5.1.2               The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower for the 2005, 2006 and 2007 fiscal years, (iii) no later than fifteen (15) days prior to the Closing Date, unaudited interim consolidated financial statements of Borrower for the fiscal quarter ended September 30, 2008 and unaudited consolidated financial statements for the same period of the prior fiscal year, and (iv) promptly after available to management, monthly financial data generated by the Borrower’s internal accounting system for use by senior management for the months of September 2008, October 2008 and November 2008 and such financial statements or financial data, received pursuant to clauses (iii) and (iv) above, shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the model and marketing materials posted on Intralinks and made generally available to prospective lenders.

5.1.3               The Lenders shall have received reasonably satisfactory quarterly projections through 2009 and annual projections through 2011, prepared on a pro forma basis after giving effect to the Triarc Acquisition.

5.1.4               All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained on reasonably satisfactory terms and be in full force and effect.  There shall not be any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the transactions contemplated hereby.

5.1.5               The Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.19 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Agent.

5.1.6               The Lenders and the Agent shall have received all fees required to be paid to them on the Closing Date, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Agent on or before the Closing Date.

5.1.7               The Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

5.1.8               Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.19), shall be in proper form for filing, registration or recordation.

5.1.9               The Agent shall have received a solvency certificate from an Authorized Officer of the Borrower.

5.1.10               The Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Collateral Agreement.

5.1.11               The Agent shall have received copies of the articles of incorporation of each Loan Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

5.1.12               The Agent shall have received copies, certified by the Secretary or Assistant Secretary of each Loan Party, of such Loan Party’s Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Loan Party is a party.

5.1.13               The Agent shall have received an incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the officers of such Loan Party who executed the Loan Documents to which such Loan Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

5.1.14               The Agent shall have received a certificate of the Borrower executed by an Authorized Officer of the Borrower, stating that on the Closing Date (a) no Default or Unmatured Default has occurred and is continuing and (b) all of the representations and warranties contained in ARTICLE VI are true and correct in all material respects as of the Closing Date (including, without limitation, the representation and warranty set forth in Section 6.5 regarding the absence of a material adverse change).

5.1.15               The Agent shall have received written opinions of (a) the Borrower’s and its Subsidiaries’ counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, in substantially the form of Exhibit A and (b) the legal opinion of local counsel in each of Ohio, Florida and Vermont and of such other special and local counsel as may be required by the Agent, in each case, in form and substance reasonably satisfactory to the Agent and addressed to the Agent and the Lenders.

5.1.16               The Agent shall have received any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

5.1.17               The Agent shall have received evidence reasonably satisfactory to the Agent that the Loans shall have received a rating from both Moody’s and S&P.

5.1.18               The Agent shall have received information provided by the Borrower as required by the Patriot Act, including the identity of the Borrower, the name and address of the Borrower and other information that will allow the Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.

5.2.           Each Advance.  The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

5.2.1               There exists no Default or Unmatured Default.

5.2.2               The representations and warranties contained in ARTICLE VI are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2.1 and 5.2.2 have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Holdings and the Borrower hereby jointly and severally represent and warrant to the Agent and each Lender as of each of (i) the Closing Date and (ii) each date as required by Section 5.2 that:

6.1.           Existence and Standing.  Each Group Member is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

6.2.           Authorization and Validity.  Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which such Loan Party is a party and to perform its obligations thereunder.  The execution and delivery by each Loan Party of the Loan Documents to which such Loan Party is a party and the performance of its obligations thereunder have been duly authorized by corporate, partnership or limited liability company proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3.           No Conflict; Government Consent.  Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Group Member or (ii) any Group Member’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other organizational agreement, as the case may be, or (iii) the provisions of any Contractual Obligation to which any Group Member is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default could not reasonably be expected to have a Material Adverse Effect, or result in, or require, the creation or imposition of any Lien in or on the Property of any Group Member pursuant to the terms of any such Contractual Obligation.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by any Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by any Loan Party of the Obligations or the legality, validity, binding effect or, subject to Section 8.16 of the Guarantee and Collateral Agreement, enforceability of any of the Loan Documents.

6.4.           Financial Statements.  (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 29, 2008 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Triarc Acquisition and (ii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared based on the information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at September 29, 2008, assuming that the events specified in the preceding sentence had actually occurred at such date; provided, however, that the Pro Forma Balance Sheet shall include management’s good faith estimate of any adjustments for purchase price accounting in connection with the Triarc Acquisition.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at January 1, 2006, December 31, 2006 and December 30, 2007, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from the Borrower’s auditors, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 28, 2008, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has any material Guarantee Obligations, Contingent Obligations, liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that, in each case, are required to be disclosed under GAAP but are not reflected in most recent unaudited and audited financial statements referred to in this paragraph (other than the Obligations of the Loan Parties) or provided pursuant to Section 7.1, as the case may be.  During the period from December 30, 2007 to and including the date hereof there has been no Disposition by any Group Member of any material part of their business or Property, taken as a whole (other than the Triarc Acquisition).

6.5.           Material Adverse Change.  Since the most recent audited financial statements referred to in Section 6.4 or provided pursuant to Section 7.1.1, as the case may be, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, which has had or could reasonably be expected to have a Material Adverse Effect.

6.6.           Taxes.  Each Group Member has filed or caused to be filed all material United States federal tax returns and all other material tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any material assessment received by it, except (i) such taxes, if any, which are being contested or will be contested in good faith and as to which adequate reserves have been provided on the books of the relevant Group Member in accordance with Agreement Accounting Principles or (ii) where the failure to file such return or pay such taxes could not reasonably be expected to have a Material Adverse Effect.  No tax liens have been filed and no claims are being asserted in writing with respect to any such taxes which in either case could reasonably be expected to have a Material Adverse Effect, except any such liens or claims with respect to taxes which are being contested or will be contested in good faith and as to which adequate reserves have been provided on the books of the relevant Group Member in accordance with Agreement Accounting Principles.  The charges, accruals and reserves on the books of each Group Member in respect of any taxes are adequate in accordance with Agreement Accounting Principles.

6.7.           Litigation.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Authorized Officer of Holdings or the Borrower, threatened against or affecting any Group Member which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans, provided that such litigation, arbitration, governmental investigation, proceeding or inquiry is reasonably likely to be determined adversely to such Group Member, and provided further that such proviso will not apply as of the Closing Date.

6.8.           Material Subsidiaries.  Schedule 6.8 contains an accurate list of all Material Subsidiaries of any Loan Party as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of each class of Capital Stock owned directly or indirectly by any Loan Party.  All of the issued and outstanding shares of Capital Stock of the Borrower and each Material Subsidiary have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than Compensatory Awards) of any nature relating to any Capital Stock of the Borrower or any Material Subsidiary, except as permitted by the Loan Documents.

6.9.           Employee Benefit Plans.  (a) Except as set forth on Schedule 6.9 or could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of its Controlled Group members is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred; (iii) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Plan allocable to such accrued benefits; and (iv) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Plans.

(b)  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan by more than a material amount; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

6.10.           Accuracy of Information.  No written information, exhibits or reports (other than projections and pro forma financial information) furnished by or on behalf of any Loan Party to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (taken as a whole), as of the date furnished, contains any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances and purposes for which such information was provided at such time.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the Closing Date, there is no fact known to any Loan Party that could reasonably be expected to have a

Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

6.11.           Regulations of the Board.  No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying Margin Stock, and Margin Stock constitutes less than 25% of the value of those assets of the Group Members which are subject to any limitation on sale, pledge, or other restriction hereunder.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any Margin Stock for any purpose that violates any provision of the regulations of the Board or (b) for any purpose that violates any applicable provision of the regulations of the Board.  If reasonably requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.  Except as set forth on Schedule 6.11, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

6.12.           Compliance With Laws.  Each Group Member has complied with all applicable Requirements of Law of any domestic or foreign Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including, without limitation, Environmental Laws, except where failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

6.13.           Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

6.13.1               the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

6.13.2               no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

6.13.3               Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law;

6.13.4               no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or, to the knowledge of Holdings and the Borrower, other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

6.13.5               there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

6.13.6               the Business, the Properties and all operations at the Properties are in compliance, and have at all prior times been in compliance, with all applicable Environmental Laws; and

6.13.7               no Group Member has assumed or retained any liability of any other Person under or related to any Environmental Laws.

6.14.           Investment Company Act.  No Group Member is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.15.           Public Utility Holding Company Act.  No Group Member is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 2005.

6.16.           Insurance.  The Borrower maintains, and has caused each Restricted Subsidiary to maintain, insurance on such of their respective Property in such amounts and against such risks (and with such risk retention) as the Borrower, in the exercise of its reasonable judgment, deems necessary or appropriate.

6.17.           No Default or Unmatured Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Unmatured Default has occurred and is continuing.

6.18.           Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such property is subject to any Lien except as permitted by Section 7.19.  Schedule 6.18 lists all of the real property owned by the Borrower and its Restricted Subsidiaries and used in the Business.

6.19.           Intellectual Property.  Each Group Member owns or has the right to use all Intellectual Property that is material to its business as currently conducted, free of all Liens, except permitted by Section 7.19, and takes reasonable actions to protect and maintain such Intellectual Property.  On the date hereof, all material Intellectual Property owned by each Group Member is valid, unexpired and enforceable, and has not been abandoned.  To the knowledge of Holdings and the Borrower, the current operation of the business of each Group Member and each Group Member’s use of its Intellectual Property does not infringe or violate the Intellectual Property rights of any other Person in any material respect, and to the knowledge of Holdings and the Borrower, the material Intellectual Property owned by the Group Members is not being infringed or violated by any other Person in any material respect.  No holding or decision has been rendered by any Governmental Authority, and no claim, action or proceeding is pending, that limits, cancels or questions the validity, enforceability, ownership or use of, or any Group Member’s rights in, any Intellectual Property owned or exclusively licensed by any Group Member in any respect that could reasonably be expected to have a Material Adverse Effect, and Holdings and the Borrower know of no valid basis for same.

6.20.           Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

6.21.           Use of Proceeds.  The proceeds of the Loans and the Letters of Credit shall be used to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries.

6.22.           Security Documents.

6.22.1               The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 6.22.1 in appropriate form are filed in the offices specified on Schedule 6.22.2 and other actions described on Schedule 6.22.1 are taken, the Guarantee and Collateral Agreement shall constitute, except as provided in Schedule 6.22.1, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.19).

6.22.2               Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 6.22.2, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.

6.23.           Solvency.  As of the Closing Date, each Loan Party is and, after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be Solvent.  The Loan Parties, taken as a whole, are Solvent.

6.24.           Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

6.25.           Certain Documents.  The Borrower has delivered to the Agent a complete and correct copy of the Senior Note Indentures, including any amendments, supplements or modifications with respect to any of the foregoing.

6.26.           Unrestricted Subsidiaries.  As of the September 28, 2008, the aggregate amount of revenues of all Unrestricted Subsidiaries listed on Schedule 1.1F does not exceed $250,000,000 and the aggregate amount of total assets of all Unrestricted Subsidiaries listed on Schedule 1.1F does not exceed $60,000,000.

6.27.           Triarc Aquisition.  The acquisition of the Borrower by WAG has been consummated.

6.28.           Underwriting Insurance Policies.  No Group Member (other than Scioto Insurance Company) is underwriting any insurance policy.

6.29.           Compliance with OFAC Rules and Regulations.  None of Holdings, Borrower or any of their respective Subsidiaries (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.  If Holdings or the Borrower has knowledge that any of clauses (i), (ii), or (iii) above become applicable to them or any of their respective Subsidiaries, the Borrower shall, within five (5) business days of obtaining such knowledge, provide the Agent with a written notice thereof.

6.30.           Foreign Assets Control Regulations, Etc..  No Group Member is in violation of (a) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (b) the Patriot Act.  No Group Member (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of Borrower’s or Holdings’ knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE VII

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing, Holdings and the Borrower hereby jointly and severally agree that:

7.1.           Financial and Collateral Reporting.  Borrower will furnish to the Agent (for further distribution by the Agent to the Lenders):

7.1.1               Within ninety (90) days after the close of each of its fiscal years, financial statements prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, a statement of income and a statement of cash flows, setting forth in each case in comparative form the figures for the previous year, accompanied by an audit report, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, of a nationally recognized firm of independent public accountants with respect to such consolidated financial statements.

7.1.2               On the date that is the earlier of (i) the date on which Borrower’s financial statements shall have been filed with the Security Exchange Commission and (ii) the day which is fifty-five (55) days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and a consolidated statement of income and consolidated statement of cash flows, in each case, for the period from the beginning of such fiscal year to the end of such quarter and setting forth in each case in comparative form the figures for the previous year, all prepared in accordance with GAAP and certified by an Authorized Financial Officer that, to the best of his or her knowledge, such financial statements are prepared in accordance with Agreement Accounting Principles and are fairly stated in all material respects, subject to the absence of footnote disclosure and normal year-end audit adjustments.

7.1.3               If outstanding Loans exceed 25% of the Aggregate Commitment for a period of 30 consecutive days, as soon as available, but in any event not later than thirty (30) days after the end of such fiscal month period during which such period of 30 consecutive days concluded, monthly management reports detailing period and year to date Income from Continuing Operations, Consolidated Indebtedness and Consolidated EBITDAR, certified by an Authorized Financial Officer that, to the best of his or her knowledge, such financial data are prepared in accordance with past business practice.

7.1.4               Together with the financial statements required under Sections 7.1.1 and 7.1.2, a compliance certificate in substantially the form of Exhibit B signed by an Authorized Financial Officer (i) showing financial data and calculations in reasonable detail (including itemized Pro Forma Adjustments) to determine compliance with Sections 7.23 and 7.24 of this Agreement and the baskets set forth in Sections 7.11, 7.17 and 7.18 of this Agreement and stating that such data and computations are complete and correct in all material respects, (ii) solely in the case of a compliance certificate delivered in connection with the financial statements required under Section 7.1.1, identifying all then existing Material Subsidiaries, and (iii) stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof (it being understood and agreed that the calculations set forth in such compliance certificate, other than any pro forma adjustments, shall be prepared in accordance with Agreement Accounting Principles).

7.1.5               As soon as possible and in any event within thirty (30) days after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

7.1.6               As soon as possible and in any event within ten (10) days after receipt by an Authorized Officer of the Borrower, a copy of (a) any notice or claim to the effect that any Group Member is or may be liable to any Person as a result of the release by any Group Member, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any Environmental Laws or any federal, state or local health or safety law or regulation by any Group Member, which in the case of either clause (a) or (b), could reasonably be expected to have a Material Adverse Effect.

7.1.7               Promptly after the filing of any registration statement or annual, quarterly, monthly or other regular report or any special report on Form 8-K which any Group Member files with the Securities and Exchange Commission, including, without limitation, any certification or other filing required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto, notice that such filings have been made.

7.1.8               Promptly after an Authorized Officer of the Borrower obtains knowledge thereof, notice of any upgrading or downgrading of the rating of the Borrower’s commercial paper or senior unsecured long-term debt by Moody’s or S&P.

7.1.9               As soon as available, and in any event no later than forty-five (45) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for each quarter of the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year, which projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such projections are incorrect or misleading in any material respect.

7.1.10               No later than five (5) Business Days or, if impractical, such shorter time as reasonably determined by the Borrower, prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indentures.

7.1.11               Simultaneously with the delivery of the financial statements referred to in Section 7.1.1, a detailed itemization of each of the Borrower’s and its Subsidiaries’ fee owned restaurant sites with respect to which the Agent has retained a Mortgage required by Section 7.12 or 7.10 specifying, for each such property, the address thereof, the Trailing 12-month Sales and the Trailing 12-month Cash Flow.

7.1.12               Such other information regarding the financial position or business of any Group Member as the Agent or any Lender (acting through the Agent) may from time to time reasonably request.

7.2.           Use of Proceeds.  Borrower will, and will cause each Restricted Subsidiary to, use the proceeds of the Advances for general corporate purposes, including without limitation commercial paper liquidity support, and for Permitted Acquisitions and Restricted Payments permitted hereunder.  The Borrower shall use the proceeds of the Advances in compliance with all applicable Requirement of Law and any such use shall not result in a violation of any such Requirement of Law, including, without limitation, (i) Regulations U and X, and (ii) the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, in each case, including all rules and regulations promulgated thereunder.  Without in any way limiting the foregoing, the Borrower will not, nor will it permit any Restricted Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock; provided, however, that the Borrower may use proceeds of the Advances for the repurchase of the Borrower’s Capital Stock for retirement to the extent such repurchase is exempt from Regulation U.

7.3.           Notice of Default.  The Borrower will, upon an Authorized Officer of the Borrower obtaining knowledge thereof, give prompt notice in writing to the Agent (for itself and the Lenders) of:

7.3.1               the occurrence of any Default or Unmatured Default;

7.3.2               any (i) default or event of default by a Group Member under any Contractual Obligation of any Group Member that could reasonably be expected to have a

Material Adverse Effect, or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

7.3.3               any litigation or proceeding affecting any Group Member (i) in which the aggregate stated amount of such claim is $25,000,000 which is not covered by insurance (it being understood that notice of any litigation or proceeding referred to in this clause (i) shall only be required on a quarterly basis contemporaneously with the delivery of any financial statements pursuant to Section 7.1.1 or 7.1.2, as the case may be, unless such litigation or proceeding could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect), (ii) in which injunctive or similar relief is sought and could reasonably be excepted to have a Material Adverse Effect, or (iii) which relates to any Loan Document;

7.3.4               an ERISA Event, as soon as possible and in any event within thirty (30) days after any Loan Party knows or has reason to know thereof; and

7.3.5               any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.3 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

7.4.           Conduct of Business.

7.4.1               The Borrower will, and will cause each Restricted Subsidiary to substantially continue to engage in the restaurant operating and/or franchising business, any other franchising business or any other business conducted by the Borrower or any of its Subsidiaries on the Closing Date, or in each case, any Related Business.

7.4.2               Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted by the terms of this Agreement.

7.5.           Taxes.  Holdings and the Borrower will, and will cause each Restricted Subsidiary to, file or cause to be filed all material United States federal tax returns and all other material tax returns which are required to be filed and will, and will cause each Restricted Subsidiary to, pay all taxes due pursuant to said returns or pursuant to any material assessment received by it, except (i) such taxes, if any, which are then being contested in good faith and as to which adequate reserves will have been provided on the books of the relevant Group Member in accordance with Agreement Accounting Principles or (ii) where the failure to file such return or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

7.6.           Insurance.  Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their respective property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against by companies engaged in the same or a similar business.

7.7.           Maintenance of Rights; Compliance with Laws and Contractual Obligations.  Holdings and the Borrower will, and will cause each Restricted Subsidiary to, (i) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted by this Agreement and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) comply with all Contractual Obligations and Requirements of Law, including, without limitation, all Environmental Laws, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (y) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.8.           Maintenance of Properties.  Holdings and the Borrower will, and will cause each Restricted Subsidiary to, cause all material property necessary in the conduct of the business of any Group Member to be maintained and kept in good condition, repair and working order (ordinary wear and tear and damage due to casualty excepted) and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent Holdings, the Borrower or any Restricted Subsidiary from (i) discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the reasonable business judgment of the Borrower, desirable in the conduct of the business of any Group Member, or otherwise the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) consummating any transaction permitted by Section 7.16 or 7.17.

7.9.           Inspection; Keeping of Books and Records.  Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of Holdings, the Borrower and each Restricted Subsidiary, to examine and make copies of the books of accounts and other financial records of Holdings, the Borrower and each Restricted Subsidiary, and to discuss the affairs, finances and accounts of Holdings, the Borrower and each Restricted Subsidiary with, and to be advised as to the same by, their respective officers and employees, at such reasonable times during normal, non-peak business hours and intervals as the Agent may reasonably request and having due regard for, and with minimal disruption of, the ongoing business of the Group Members; provided, that prior to the occurrence and continuation of a Default, (i) the Agent and the Lenders shall be limited (in the aggregate) to one such inspection or visit in each fiscal year of the Borrower, (ii) no such inspection or visit shall be required at any time that the Aggregate Outstanding Credit Exposure equals zero, (iii) no Group Member shall be responsible for the costs and expenses incurred by the Agent, any Lender, or their representatives in connection with such inspection or visit and (iv) the Agent and each Lender, as applicable, shall give the Borrower not less than five (5) Business Days’ prior written notice of its intent to conduct such inspection or visit.  Holdings and the Borrower shall, and cause each Restricted Subsidiary to, keep and maintain, in all material respects, books of record and account in which entries in conformity with Agreement Accounting Principles (or in case of Scioto Insurance Company and Oldemark LLC, in conformity with Vermont’s statutory basis of accounting) shall be made of all dealings and transactions in relation to their respective businesses and activities.

7.10.           Additional Collateral, etc.

7.10.1               Upon receipt of the restaurant site itemization referred to in Section 7.1.11, the Agent shall calculate the ratio of (i) the aggregate Trailing 12-month Cash Flow (as specified on such itemization) of the restaurant sites upon which a perfected Lien of first-priority has been granted in favor of the Collateral Agent, for the benefit of the Secured Parties (or will be granted pursuant to Section 7.12), to (ii) the Aggregate Commitment (the “Collateral Coverage Ratio”).  To the extent that the Collateral Coverage Ratio is less than 18%, the Agent may, in is sole discretion, request that the Borrower grant, or cause any of its Restricted Subsidiaries to grant, a Lien on additional restaurant sites which are fee-owned and operated by the Borrower or any Restricted Subsidiary such that the Collateral Coverage Ratio is restored to 20%.  The Agent and the Borrower shall within 30 days mutually agree upon the designation of such additional restaurant sites which are fee-owned and operated by the Borrower or any of its Restricted Subsidiaries and on which a Lien shall be granted.  If such an agreement cannot be reached within this period, the Agent shall, in its sole discretion, designate such additional restaurant sites which are fee-owned and operated by the Borrower or any of its Restricted Subsidiaries (excluding restaurant sites which are put up for sale by the Borrower in good faith).  In designating such additional restaurant sites which are fee-owned and operated by the Borrower or any of its Restricted Subsidiaries, the Agent shall use reasonable efforts to minimize the Borrower’s and its Restricted Subsidiaries’ out-of-pocket costs, including (without limitation) mortgage recording taxes and title insurance premiums.  Upon any such designation, the applicable Group Members owning such restaurant sites shall promptly, but not later than 90 days (or within such longer period as agreed thereto by the Agent, in its sole discretion, but in any event no later than within 150 days) thereafter, (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real properties, (ii) if requested by the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to 110% of the Real Estate Fair Value of such real properties (or such other amount as shall be reasonably specified by the Collateral Agent) together with such title endorsements as may be reasonably requested by the Collateral Agent, provided, however, that for any jurisdiction wherein a zoning endorsement is unavailable or the cost of the issuance of the zoning endorsement for such real property is calculated as a percentage of the premium for the applicable title insurance policy, in lieu of such zoning endorsement, the applicable Group Member shall deliver a zoning compliance report or a letter from the applicable municipality which demonstrates that the current use of such real property is in compliance with applicable zoning requirements and (A) a Survey certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, or (B) in the absence of a Survey, the title and extended coverage insurance shall not contain a general survey exception and shall contain, to the extent available in the particular jurisdiction and applicable to the particular property,a survey endorsement, an access endorsement, a contiguity endorsement and a comprehensive endorsement, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

7.10.2               From time to time, each Group Member shall have the right to request a release of the Lien on one or more restaurant sites which are fee-owned and operated by the Borrower or any of its Restricted Subsidiaries to the extent that in exchange a perfected Lien of first priority has been granted to the Collateral Agent, for the benefit of the Secured Parties, in one or more restaurant sites which are fee-owned and operated by the Borrower or any of its Restricted Subsidiaries, reasonably acceptable to the Agent, so long as (i) the Borrower has delivered to the Agent a certificate signed by an Authorized Financial Officer certifying that (x) after giving effect to such an exchange, the Collateral Coverage Ratio equals or exceeds 20% and (y) the Trailing 12-month Cash Flow of the restaurant sites upon which a perfected Lien of first-priority has been granted pursuant to this paragraph is no less than the Trailing 12-month Cash Flow of the restaurant sites which are being replaced, and (ii) the applicable Group Members owning such replacement sites shall have (x) executed and delivered a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real properties, (y) if requested by the Collateral Agent, provided the Secured Parties with (A) title and extended coverage insurance covering such real properties in an amount at least equal to 110% of the Real Estate Fair Value of such real properties (or such other amount as shall be reasonably specified by the Collateral Agent) together with such title endorsements as may be reasonably requested by the Collateral Agent, provided, however, that for any jurisdiction wherein a zoning endorsement is unavailable or the cost of the issuance of the zoning endorsement for such real property is calculated as a percentage of the premium for the applicable title insurance policy, in lieu of such zoning endorsement, the applicable Group Member shall deliver a zoning compliance report or a letter from the applicable municipality which demonstrates that the current use of such real property is in compliance with applicable zoning requirements, as well as (aa) a Survey certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, or (bb) in the absence of a Survey, the title and extended coverage insurance shall not contain a general survey exception and shall contain, to the extent available in the particular jurisdiction and applicable to the particular property, a survey endorsement, an access endorsement, a contiguity endorsement and a comprehensive endorsement, and (B) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgages, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (z) if requested by the Collateral Agent, delivered to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.  If the conditions listed in the preceding sentence are met, the Agent shall instruct the Collateral Agent to release the Lien on such fee-owned restaurant sites which are being replaced.

     7.10.3               If with respect to any Mortgaged Property (i) the applicable Group Member neither delivers a Survey complying with the requirements of Section 7.12.2(i), nor delivers each of the title endorsements referred to in Section 7.12.2(ii) with respect to the Collateral Agent’s title insurance policy issued with respect to such Mortgaged Property (such Mortgaged Property being referred to as a “Non-Survey Property”), and (ii) either (x) the Agent determines or becomes aware that the applicable restaurant building is not located on the land that is covered by the Collateral Agent’s title insurance policy issued with respect to such Non-Survey Property, or (y) (A) a third party makes a title claim with respect to such Non-Survey Property and (B) as a result thereof the applicable Group Member is no longer able to operate the restaurant located on such Non-Survey Property, and (C) the existence and potential adverse affect of such title claim would have been disclosed by a Survey of such Non-Survey Property, then, the Agent may, in its sole discretion, request that the Borrower grant, or cause any of its Restricted Subsidiaries to grant, a Lien on additional restaurant sites which are fee-owned and operated by the Borrower or any Restricted Subsidiary such that (aa) after giving effect thereto (excluding the Trailing 12-month Cash Flow of such Non-Survey Property), the Collateral Coverage Ratio equals or exceeds 20% and (bb) the Trailing 12-month Cash Flow of the restaurant sites upon which a perfected Lien of first-priority has been granted pursuant to this paragraph is no less than the Trailing 12-month Cash Flow of the Non-Survey Property.  The Agent and the Borrower shall within 30 days mutually agree upon the designation of such additional restaurant sites which are fee-owned and operated by the Borrower or any of its Restricted Subsidiaries and on which a Lien shall be granted.  If such an agreement cannot be reached within this period, the Agent shall, in its sole discretion, designate such additional restaurant sites which are fee-owned and operated by the Borrower or any of its Restricted Subsidiaries (excluding restaurant sites which are put up for sale by the Borrower in good faith).  In designating such additional restaurant sites which are fee-owned and operated by the Borrower or any of its Restricted Subsidiaries, the Agent shall use reasonable efforts to minimize the Borrower’s and its Restricted Subsidiaries’ out-of-pocket costs, including (without limitation) mortgage recording taxes and title insurance premiums.  Upon any such designation, the applicable Group Members owning such restaurant sites shall promptly, but not later than 90 days (or within such longer period as agreed thereto by the Agent, in its sole discretion, but in any event no later than within 150 days) thereafter, (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real properties, (ii) if requested by the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real properties in an amount at least equal to 110% of the Real Estate Fair Value of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) together with such title endorsements as may be reasonably requested by the Collateral Agent, provided, however, that for any jurisdiction wherein a zoning endorsement is unavailable or the cost of the issuance of the zoning endorsement for such real property is calculated as a percentage of the premium for the applicable title insurance policy, in lieu of such zoning endorsement, the applicable Group Member shall deliver a zoning compliance report or a letter from the applicable municipality which demonstrates that the current use of such real property is in compliance with applicable zoning requirements, as well as (A) a Survey certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, or (B) in the absence of a Survey, the title and extended coverage insurance shall not contain a general survey exception and shall contain, to the extent available in the particular jurisdiction and applicable to the particular property, a survey endorsement, an access endorsement, a contiguity endorsement and a comprehensive endorsement, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.  If the conditions listed in this Section are met, the Agent shall instruct the Collateral Agent to release the Lien on such fee-owned restaurant sites which are being replaced.

7.10.4               With respect to any new Material Subsidiary that is a Domestic Subsidiary created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph, shall include (x) any existing Material Subsidiary that ceases to be a Foreign Subsidiary and (y) any Immaterial Subsidiary that is designated as Subsidiary Guarantor), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and (C) to deliver to the Collateral Agent a closing certificate of such Subsidiary, substantially in the form satisfactory to the Collateral Agent, with appropriate insertions and attachments, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

7.11.           Designation of Unrestricted Subsidiaries.  At any time after the Closing Date, the Borrower may, in addition to the Unrestricted Subsidiaries listed on Schedule 1.1F on the Closing Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary upon prior written notice to the Agent; provided that (a) Subsidiaries of the Borrower that are not Material Subsidiaries shall be the only Subsidiaries eligible to be designated as Unrestricted Subsidiaries on Schedule 1.1F or pursuant to this Section 7.11, (b) in the case of designation of any Subsidiary as an Unrestricted Subsidiary, immediately before and after giving effect to such designation, (i) no Default or Unmatured Default shall have occurred and be continuing and (ii) the Borrower shall be in compliance with the covenants set forth in Sections 7.23 and 7.24 (it being understood that as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Agent a certificate of an Authorized Officer setting forth in reasonable detail the calculations demonstrating such compliance), (c) no Subsidiary may be designated an Unrestricted Subsidiary if it owns any Capital Stock of, or holds any Indebtedness of, any other Restricted Subsidiary, (d) if a Subsidiary is being designated as an Unrestricted Subsidiary hereunder, (i) the sum of (A) the net tangible assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of total assets of all Unrestricted Subsidiaries listed on Schedule 1.1F on the Closing Date that are still Unrestricted Subsidiaries as of the Designation Date plus (C) the aggregate amount of total assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 7.11 prior to the Designation Date (in each case measured as of such Designation Date) and that are still Unrestricted Subsidiaries as of the Designation Date shall not exceed $75,000,000 and (ii) the sum of (A) the revenues contributed by such Subsidiary as of the Designation Date, plus (B) the aggregate amount of revenues contributed by all Unrestricted Subsidiaries listed on Schedule 1.1F on the Closing Date that are still Unrestricted Subsidiaries as of the Designation Date plus (C) the aggregate amount of total revenues of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 7.11 prior to the Designation Date (in each case measured as of the Designation Date) and that are still Unrestricted Subsidiaries as of the Designation Date shall not exceed $275,000,000, and (e) the Borrower shall have delivered to the Agent a certificate of an Authorized Officer certifying compliance with the provisions of this Section 7.11 setting forth in reasonable detail the computations necessary to determine such compliance.  Notwithstanding the foregoing, the designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an investment by the Group Members, as applicable, therein at the Designation Date in an amount equal to the net book value of the applicable parties’ investment therein.  Any Subsidiary of an Unrestricted Subsidiary shall automatically be deemed to be an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of all investments, Indebtedness and Liens of such Subsidiary existing at such time and (ii) a return on any investment by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s and its Restricted Subsidiaries’ (as applicable) investment in such Subsidiary.

7.12.           Mortgages.  Within 90 days (or within such longer period as agreed thereto by the Agent, in its sole discretion, but in any event no later than within 150 days) after the Closing Date, the Agent shall have received the following documents with respect to the Mortgaged Properties:

7.12.1               The Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

7.12.2               If requested by the Collateral Agent, the Agent shall have received, and the title insurance company issuing the policy referred to in Section 7.12.3 (the “Title Insurance Company”) shall have received either (i) maps or plats of an as-built survey (each a “Survey”) of the sites of the Mortgaged Properties certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, or (ii) in the absence of a Survey for any Mortgaged Property, the title insurance policy delivered pursuant to Section 7.12.3 shall not contain a general survey exception and shall contain, to the extent available in the particular jurisdiction and applicable to the particular property, a survey endorsement, an access endorsement, a contiguity endorsement, and a comprehensive endorsement; provided, that the Borrower shall not be in default of this Section 7.12.2 if the Borrower fails to satisfy clauses (i) or (ii) in respect of any one or more Mortgaged Properties, then in such event the provisions of Section 7.10.3 shall apply with respect to such Mortgaged Properties.

7.12.3               The Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case covering such Mortgaged Property in an amount at least equal to 110% of the Real Estate Fair Value of such Mortgaged Property (or such other amount as shall be reasonably specified by the Collateral Agent) and otherwise in form and substance reasonably satisfactory to the Collateral Agent.  Each such policy shall include such title endorsements (excluding, with respect to any Mortgaged Property, the title endorsements referenced in Section 7.12.2(ii) in the event that Section 7.10.3 is applicable to such Mortgaged Property) as may be reasonably requested by the Collateral Agent, provided, however, that (1) for any jurisdiction wherein a zoning endorsement is unavailable or the cost of the issuance of the zoning endorsement for the applicable Mortgaged Property is calculated as a percentage of the premium for the applicable title insurance policy, in lieu of such zoning endorsement, the applicable Group Member shall use commercially reasonable efforts to deliver a zoning compliance report or a letter from the applicable municipality which demonstrates that the current use of such Mortgaged Property is in compliance with applicable zoning requirements, and (2) in no event shall the Borrower be required to obtain a new Survey in order to procure the issuance of a zoning endorsement.  The Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

7.12.4               With respect to each Mortgaged Property which is located in a “special flood hazard area” (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H.

7.12.5               The Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 7.12.3 and a copy of all other material documents affecting the Mortgaged Properties.

7.13.           Environmental Laws.  Holdings and the Borrower will, and will cause each Restricted Subsidiary to:

7.13.1               comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.13.2               conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect..

7.14.           Dividends.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

7.14.1               any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

7.14.2               any Restricted Subsidiary which is not a Subsidiary Guarantor may make Restricted Payments to any Restricted Subsidiary which is not a Subsidiary Guarantor;

7.14.3               the Borrower may pay dividends to Holdings to permit Holdings to pay operating expenses not to exceed in any fiscal year an amount equal to $500,000;

7.14.4               Holdings, the Borrower and each Restricted Subsidiary may pay dividends and make other payments or distributions permitted under Section 7.20.3 or Section 7.20.5;

7.14.5               any Group Member or any of its Control Group members may pay dividends on or award dividend equivalent rights in respect of Compensatory Awards in the ordinary course of business and consistent with the past practices; and

7.14.6               the Borrower may make Restricted Payments in any fiscal year in an amount not to exceed (i) $5,000,000 plus (ii) the Available Amount (it being understood that the Borrower shall determine whether any such Restricted Payment is being made pursuant to clause (i) or clause (ii) of this Section 7.14.6 at the time such Restricted Payment is made), so long as, after giving effect to such Restricted Payment, (x) no Default or Unmatured Default shall have occurred and be continuing, (y) outstanding Loans shall not exceed 20% of the Aggregate Commitment, and (z) the Leverage Ratio for the period of the four consecutive fiscal quarters of the Borrower most recently ended prior to such Restricted Payment for which financial statements have been delivered shall not exceed, with respect to any period ending on or before December 31, 2009, 3.50 to 1.00, with respect to any period ending on or before December 31, 2010 but after December 31, 2009, 2.75 to 1.00, or with respect to any period ending after December 31, 2010, but ending on or before the Facility Termination Date, 2.25 to 1.0.

7.15.           Indebtedness.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

7.15.1               Indebtedness of any Loan Party pursuant to any Loan Document;

7.15.2               Indebtedness of (a) the Borrower to any Restricted Subsidiary and of any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary and (b) any Subsidiary that is not a Subsidiary Guarantor to (i) any other Subsidiary that is not a Guarantor or (ii) the Borrower or any Subsidiary Guarantor, in the case of clause (ii), in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that any such Indebtedness of a Loan Party to a Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Agent;

7.15.3               Guarantee Obligations incurred in the ordinary course of business (i) by the Borrower or any of its Restricted Subsidiaries of obligations of any Subsidiary Guarantor; (ii) by any Restricted Subsidiary that is not a Subsidiary Guarantor of any obligations of any other Restricted Subsidiary that is not a Subsidiary Guarantor or (iii) by the Borrower or any Restricted Subsidiary of the obligations of any Subsidiary that is not a Subsidiary Guarantor; provided that, in the case of clause (iii), such other obligations shall not exceed $10,000,000 at any time outstanding;

7.15.4               Indebtedness outstanding on the date hereof and listed on Schedule 7.15 and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity of or increasing the principal amount thereof (other than with respect to capitalized interest or fees thereon));

7.15.5               Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

7.15.6               Rate Management Obligations under Rate Management Transactions permitted by Section 7.21;

7.15.7               contingent indemnification obligations of the Borrower and any Restricted Subsidiary to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, contingent loss indemnification obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business;

7.15.8               contingent liabilities of the Borrower or any Restricted Subsidiary in respect of any purchase price adjustment, earn-out provision or any non-competition or consulting agreement or deferred compensation agreement, in each case, owing in connection with the Triarc Acquisition or any Permitted Acquisition;

7.15.9               Indebtedness owing to the issuer of any insurance policy by the Person purchasing such policy for the benefit of the Borrower and its Restricted Subsidiaries for the purpose of financing the purchase of such policy by the Borrower or any of its Restricted Subsidiaries, in an aggregate outstanding principal amount not to exceed the premiums owed under such policy;

7.15.10                         Indebtedness of Holdings in connection with loans by the Borrower permitted by Section 7.18.14;

7.15.11                         Indebtedness of any Foreign Subsidiary incurred in the ordinary course of business not to exceed $10,000,000 at any time outstanding;

7.15.12                         Indebtedness permitted to be incurred pursuant to Section 7.26; and

7.15.13                         additional Indebtedness of the Borrower or any of its Restricted Subsidiaries so long as the Borrower shall be in compliance, after giving effect to such incurrence of Indebtedness, with the Leverage Ratio and Coverage Ratio, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such incurrence of Indebtedness had occurred on the first day of each relevant period for testing such compliance.

7.16.           Merger; Dissolution.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, merge or consolidate with or into any other Person, liquidate, wind-up, dissolve or convey, lease, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its consolidated business or Property, whether now or hereafter acquired, except:

7.16.1               any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

7.16.2               any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged or consolidated with or into any Restricted Subsidiary that is not a Subsidiary Guarantor;

7.16.3               any Restricted Subsidiary of the Borrower may convey, sell, lease, transfer or otherwise dispose of all or substantially all of its business or Property to the Borrower or any Subsidiary Guarantor;

7.16.4               any Restricted Subsidiary that is not a Subsidiary Guarantor may convey, sell, lease, transfer or otherwise dispose of all or substantially all of its business or Property to any other Restricted Subsidiary that is not a Subsidiary Guarantor;

7.16.5               any Restricted Subsidiary that is not a Material Subsidiary may liquidate, wind-up or dissolve;

7.16.6               any Investment expressly permitted by Section 7.18 may be structured as a merger, consolidation or amalgamation; and

7.16.7               Dispositions permitted by Section 7.17.

7.17.           Sale of Assets; Casualty Events.

7.17.1               Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to Dispose of any Property that is not Real Estate Collateral, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(i)	Dispositions of inventory in the ordinary course of business;

(ii)
Dispositions of assets, issuance or sale of Capital Stock by (x) the Borrower or any other Loan Party to any other Loan Party, (y) any Restricted Subsidiary that is not a Loan Party to the Borrower or to any other Restricted Subsidiary or (z) the Borrower or any other Loan Party to any other Restricted Subsidiary that is not a Loan Party, in each case, to the extent not otherwise prohibited by this Agreement; provided that, in the case of clause (z), such Dispositions shall not exceed $5,000,000;

(iii)
Dispositions, in the ordinary course of business of the Borrower or any Restricted Subsidiary, of obsolete property or property no longer used in the business of the Borrower or its Restricted Subsidiaries;

(iv)	Dispositions or issuances or sales of Capital Stock permitted under Section 7.14 or Section 7.18;

(v)
Dispositions of restaurants (including the Disposition of real property and other related Property) to franchisees of the Borrower or a Restricted Subsidiary or to a joint venture or partnership of which the Borrower or a Restricted Subsidiary holds an equity or partnership interest;

(vi)	sales of loans made by the Borrower or any of its Restricted Subsidiaries to franchisees to the extent such loans are permitted by Section 7.18;

(vii)	Dispositions of Cash Equivalent Investments in the ordinary course of business;

(viii)
the discount or write-off of accounts receivable overdue by more than 90 days or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(ix)	licenses and sublicenses of Intellectual Property rights to any Person in the ordinary course of business;

(x)	a true lease or sublease of any property not constituting Indebtedness;

(xi)	the liquidation, dissolution, consolidation or merger of any Subsidiary of the Borrower, to the extent such liquidation, dissolution, consolidation or merger is permitted pursuant to Section 7.16;

(xii)	sale and leaseback transactions permitted by Section 7.26;

(xiii)	Dispositions of Property permitted by Section 7.19; and

(xiv)
any other Disposition of Property by Holdings, the Borrower or any Restricted Subsidiary, provided that (i) Holdings, the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Disposition), as determined in good faith by an Authorized Officer, of the property or asset subject to such Disposition; (ii) 70% of the consideration from such Disposition received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; (iii) the aggregate amount of all such Dispositions shall not exceed $95,000,000 during the term of this Agreement and (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such Disposition, with the covenant contained in Section 7.23, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such Disposition had occurred on the first day of each relevant period for testing such compliance.

7.17.2    Subject to the right to substitute Real Estate Collateral pursuant to Section 7.10.2 (in which case this Section 7.17.2 shall not apply), each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to Dispose of any Real Estate Collateral, whether now owned or hereafter acquired, to any Person (other than the Borrower or any Subsidiary Guarantor) unless

(i)
Holdings, the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Disposition), as determined in good faith by an Authorized Officer, of the property or asset subject to such Disposition;

(ii)	70% of the consideration from such Disposition received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and
(iii)	within ten (10) Business Days of Holdings, the Borrower or any Restricted Subsidiary receiving any Net Cash Proceeds in excess of $1,000,000 in the aggregate during any fiscal year as a result of any such Disposition of Real Estate Collateral, the relevant Person shall (x) either (A) cause 100% of the amount of such Net Cash Proceeds of such Disposition exceeding $1,000,000 in the aggregate during such fiscal year (“Excess Net Cash Proceeds”) to be applied toward the permanent reduction of the Commitments and the prepayment of Loans as set forth in Section 2.18; (B) deposit such Excess Net Cash Proceeds into a segregated collateral account, under the sole control of the Agent, that includes only proceeds from Dispositions of Real Estate Collateral and Casualty Events involving Real Estate Collateral and interest earned thereon (“Collateral Account”) and is free from all other Liens (other than Liens in favor of the Secured Parties), all on terms and pursuant to arrangements reasonably satisfactory to the Agent in its reasonable determination (which may include, at the Agent’s reasonable request, customary officer’s certificates and opinions of counsel and shall include release provisions requiring the Agent to release deposits in the Collateral Account as requested to permit the Borrower or its Subsidiaries to apply such Excess Net Cash Proceeds in the manner described in the immediately succeeding paragraph below, unless a Default has occurred and is continuing) or (C) invest Excess Net Cash Proceeds of such Disposition in Additional Assets constituting Real Estate Collateral and (y) cause any non-cash consideration received in connection with any such Disposition to be subjected to a perfected first-priority security interest as Collateral under the Security Documents to secure the Obligations on terms and pursuant to arrangements reasonably satisfactory to the Agent in its reasonable determination (which may include, at the Agent’s reasonable request, customary officer’s certificates and legal opinions). So long as no Default has occurred and is continuing, an amount equal to 100% of the Excess Net Cash Proceeds deposited into the Collateral Account may be withdrawn by the Borrower (or such Subsidiary, as the case may be) to be invested by the Borrower or such Subsidiary in Additional Assets constituting Real Estate Collateral to be owned by the Borrower or a Subsidiary Guarantor within 365 days of the date of the receipt of Excess Net Cash Proceeds with respect to the related Disposition, and the Agent shall promptly be granted a perfected first-priority security interest on all such Additional Assets as Collateral under the Security Documents to secure the Obligations on terms and pursuant to arrangements reasonably satisfactory to the Agent in its reasonable determination (which may include, at the Agent’s reasonable request, customary officer’s certificates and legal opinions). If the Borrower shall determine that it will not or does not intend to use any amount then deposited in the Collateral Account to invest, or to have a Subsidiary invest, in Additional Assets, such amount shall be applied toward the prepayment of the Loans (and reduction of the Commitments) in accordance with Section 2.18.

To the extent any Real Estate Collateral is Disposed of as permitted by this Section 7.17 to any Person other than Holdings, the Borrower or any Restricted Subsidiary (other than any Foreign Subsidiary), such Collateral shall be sold free and clear of the Liens created by the Loan

Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

7.17.3                      In the event of a Casualty Event involving Real Estate Collateral, the Net Proceeds (excluding Net Cash Proceeds less than or equal to $1,000,000 in the aggregate during any fiscal year) of any such Casualty Event shall be deemed Excess Net Cash Proceeds received upon a Disposition of Real Estate Collateral and such Excess Net Cash Proceeds shall be utilized in accordance with Section 7.17.2(iii).

7.18.           Investments and Acquisitions.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make or suffer to exist any Investments or to become a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

7.18.1               cash and Cash Equivalent Investments

7.18.2               other Investments in existence on the Closing Date and described on Schedule 7.18;

7.18.3               Investments consisting of (a) intercompany asset dispositions to the extent permitted by Section 7.17 and (b) intercompany loans and advances permitted by Section 7.15;

7.18.4               extensions of trade credit in the ordinary course of business;

7.18.5               Guarantee Obligations permitted by Section 7.15 and Rate Management Transactions permitted by Section 7.21;

7.18.6               loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,500,000 at any one time outstanding;

7.18.7               intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor;

7.18.8               Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

7.18.9              Investments consisting of deposit accounts maintained by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

7.18.10            Investments consisting of partnership or other equity interests in any partnership, joint venture or other Person so long as such partnership, joint venture or Person is in a line of business that does not violate the terms or provisions of Section 7.4.1;

7.18.11            acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(a)
no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith and, both before and immediately after giving effect to such Acquisition, all of the representations and warranties contained herein shall be true and correct in all material respects, unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date; and

(b)
the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and approved by the target company’s board of directors (and shareholders, if necessary) prior to the consummation of the Acquisition; and

(c)
the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.23 and Section 7.24, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such acquisition had occurred on the first day of each relevant period for testing such compliance; and

(d)	the aggregate consideration for all acquisitions pursuant to this Section 7.18.11 shall not exceed $75,000,000; and

(e)	the business being acquired shall be in a line of business permitted under Section 7.4.1; and

7.18.12                         Investments in Unrestricted Subsidiaries or Restricted Subsidiaries which are not Subsidiary Guarantors in an aggregate amount (valued at cost) not to exceed $5,000,000 at any time outstanding;

7.18.13                         so long as no Default or Unmatured Default has occurred and is continuing at the time of such Investment, in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed $15,000,000 at any time outstanding;

7.18.14                         so long as no Default or Unmatured Default has occurred and is continuing at the time of such Investment, loans to Holdings in an aggregate amount not to exceed $10,000,000 at any time outstanding;

7.18.15                         Investments (including an investment in any Unrestricted Subsidiary) with the proceeds (in the form of cash or other property) contributed to the Borrower in exchange for common equity; and

7.18.16                         Investments for the purpose of purchasing loan obligations of franchisees of the Borrower to the extent they are guaranteed by the Borrower and accounted for as contingent obligations on the balance sheet of the Borrower delivered pursuant to Section 5.1.2 in an aggregate amount (valued at cost) not to exceed $15,000,000 at any time outstanding.

7.19.           Liens.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Restricted Subsidiaries, except:

7.19.1               the interest of a lessor under a Capitalized Lease or otherwise securing Capitalized Lease Obligations;

7.19.2               Liens existing on the Closing Date and described in Schedule 7.19;

7.19.3               Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

7.19.4               Liens imposed by law, such as landlords’ carriers’, materialmen’s, processors’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books;

7.19.5               Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

7.19.6               deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, indemnity and appeal and release bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

7.19.7               easements, reservations, rights-of-way, restrictions, survey exceptions, encroachments, covenants, minor defects, irregularities and other similar encumbrances as to real property of the Borrower and its Restricted Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially detract from the value of the property subject thereto or interfere with the conduct of the business of the Borrower or such Restricted Subsidiary conducted at the property subject thereto;

7.19.8               Liens existing on property or assets at the time of acquisition thereof by the Borrower or a Restricted Subsidiary, provided that (i) such Liens existed at the time of such acquisition and were not created in anticipation thereof; and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof);

7.19.9               Liens existing on property or assets of a Person which becomes a Restricted Subsidiary of the Borrower; provided that (i) such Liens existed at the time such Person became a Restricted Subsidiary and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto and property in replacement or substitution thereof);

7.19.10            Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority or in connection with arbitration proceedings, if appropriate legal proceedings are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired, in an aggregate amount not to exceed, when taken together with all Liens securing bonds to stay judgments or in connection with appeals as permitted by Section 7.19.5, $25,000,000 at any time outstanding;

7.19.11                         purchase money Liens (including Liens to which any property is subject at the time of acquisition thereof) securing purchase money Indebtedness (other than Capitalized Leases) incurred by the Borrower or any of its Restricted Subsidiaries after the Closing Date to finance the acquisition or construction of assets used in its business, if (i) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (ii) such Indebtedness has a scheduled maturity and is not due on demand, (iii) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets and related fees and expenses on the date acquired and (iv) such Indebtedness does not exceed $80,000,000 in the aggregate at any time outstanding; provided that such Liens shall not apply to any Property of the Borrower or its Restricted Subsidiaries other than that financed (including improvements thereto) and insurance proceeds thereof;

7.19.12                         the title of a lessor in or to Property subject to an operating lease or subject to a Sale and Leaseback Transaction permitted under Sections 7.15, 7.17 and 7.26;

7.19.13                         Liens from time to time created pursuant to this Agreement or the Security Documents;

7.19.14                         municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by the Borrower or any Restricted Subsidiary of real property;

7.19.15                         customary rights of set off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Borrower or its Restricted Subsidiaries maintains deposits in the ordinary course of business permitted by this Agreement;

7.19.16                         Liens arising from the granting of a license or sublicense of Intellectual Properties rights to any person in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

7.19.17                         Liens attaching solely to cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement entered into by it in connection with a Permitted Acquisition;

7.19.18                         Liens deemed to exist in connection with repurchase agreements and other similar Investments to the extent such Investments are permitted under Section 7.18;

7.19.19                         Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder;

7.19.20                         any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in any other subsection in this Section 7.19, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets which secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property);

7.19.21                         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business and consistent with past practices

7.19.22                         Liens arising from the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

7.19.23                         Liens securing Indebtedness permitted by Section 7.15.11; and

7.19.24                         other Liens securing Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding.

In addition to the foregoing, neither the Borrower nor any of its Restricted Subsidiaries shall become a party to any agreement, note, indenture or other instrument, which would prohibit the creation of a Lien on any of their properties or other assets, whether now owned or hereinafter acquired, in favor of the Collateral Agent for the benefit of itself and the Secured Parties to secure their Obligations under the Loan Documents, except the Senior Note Indentures, agreements and instruments relating to purchase money Indebtedness, Capitalized Lease Obligations and any other Indebtedness secured solely by the assets financed with such Indebtedness and the proceeds thereof (including insurance proceeds) and the accessions and attachments thereto, and agreements relating to Indebtedness permitted to be incurred pursuant to Section 7.15.11 to the extent such prohibition is limited to property and assets owned by Foreign Subsidiaries and agreements and instruments relating to Liens permitted pursuant to Sections 7.19.6, 7.19.8, 7.19.9, 7.19.12 and 7.19.15.

7.20.           Transactions with Affiliates.  Holdings and the Borrower will not, and will not permit any Restricted Subsidiaries to, enter into any material transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than Holdings, the Borrower or Restricted Subsidiaries) except upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Restricted Subsidiary than Holdings, the Borrower or such Restricted Subsidiary would obtain in a comparable arm’s-length transaction.  Notwithstanding the foregoing, the following shall be permitted:

7.20.1               expense reimbursement, indemnities, salaries and other director or employee compensation (including expense reimbursement, indemnities and Compensatory Awards) to current or former employees, consultants, advisors, officers or directors of Holdings, the Borrower or any Restricted Subsidiaries in the ordinary course of business and consistent with prior practices;

7.20.2               transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

7.20.3               payments for the provision of legal, accounting, and financial reporting, treasury and financial planning, tax and other management and administrative services to the extent (x) attributable to the operations, administration or management of, or incurred on behalf of or for the benefit of, Holdings, the Borrower, any Restricted Subsidiaries or WAG in its capacity as the parent of Holdings and deducted from revenues in determining Consolidated Net Income, (y) incurred in the ordinary course of business and (z) not to exceed in any fiscal year an amount equal to $75,000,000; provided that Holdings, the Borrower or any Restricted Subsidiaries may enter into any services agreement consistent with the provisions of this Section 7.20.3;

7.20.4               employment, secondment, compensation, indemnification, noncompetition or confidentiality arrangements with current or former officers, employees, consultants, advisors or directors of Holdings, the Borrower or any Restricted Subsidiary entered into in the ordinary course of business;

7.20.5               Holdings, the Borrower and any Restricted Subsidiaries may make payments to the direct or indirect parent of Holdings (and the Borrower and any Restricted Subsidiaries may make payments to each other and to Holdings and to any other direct or indirect subsidiary of Holdings) for the taxes (including any interest, penalties or expenses related thereto) attributable to Holdings, the Borrower or any Restricted Subsidiaries but not payable directly by Holdings, the Borrower or any Restricted Subsidiaries (regardless of whether or not such amounts are payable as taxes by the direct or indirect parent of Holdings) either because (a) Holdings, the Borrower or any Restricted Subsidiaries are members of a consolidated, combined or similar tax group of which a direct or indirect parent of Holdings is the common parent or (b) Holdings is a disregarded entity for applicable tax purposes, in an amount not to exceed the taxes that would have been payable by Holdings, the Borrower or any Restricted Subsidiaries on a stand-alone basis or as a stand-alone group consisting of Holdings, the Borrower and/or any Restricted Subsidiaries (as the case may be), in each case as determined in Holdings’ reasonable discretion; provided, that Holdings, the Borrower or any Restricted Subsidiaries, at the sole discretion of Holdings, may enter into any tax sharing agreement consistent with the provisions of this Section 7.20.5 with any Person with which Holdings, the Borrower or any Restricted Subsidiaries are required or permitted to file a consolidated, combined or similar tax return or with which Holdings, the Borrower or any Restricted Subsidiaries are part of a consolidated, combined or similar group for tax purposes and make payments pursuant thereto;

7.20.6               transactions listed on Schedule 7.20;

7.20.7               dividends, distributions and other payments permitted under Section 7.14; and

7.20.8               Investments permitted under Sections 7.18.6, 7.18.12, 7.18.14 and 7.18.15.

7.21.               Rate Management Transactions.  The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into or remain liable upon any Rate Management Transaction except for those entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes.

7.22.           Subsidiary Covenants.  Except for any of the following permitted elsewhere under this Agreement, the Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distribution on its stock or other ownership interests, (b) to pay any Indebtedness or other obligation owed to the Borrower or any other Restricted Subsidiary, (c) to make loans or advances or other Investments in the Borrower or any other Restricted Subsidiary or (d) to sell, transfer or otherwise convey any of its property to the Borrower or any other Restricted Subsidiary, in each case, other than (i) restrictions imposed by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, assets, Capital Stock or other equity interests pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, assets, Capital Stock or other equity interests that is to be sold and such sale shall be permitted hereunder, (iii) restrictions imposed on Foreign Subsidiaries by agreements relating to Indebtedness permitted to be incurred under Section 7.15.11 to the extent such restrictions are limited to  such Foreign Subsidiaries and their property and assets, (iv) restrictions on cash or other deposit or net worth requirements imposed by customers or contracts entered into in the ordinary course of business or restrictions imposed by applicable law, (v) restrictions imposed by the holder of a Lien permitted by Section 7.19, solely on the transfer of assets subject thereto, (vi) any encumbrance or restriction with respect to a Restricted Subsidiary of the Borrower pursuant to an agreement relating to any Indebtedness issued or incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Borrower or was acquired by the Borrower and outstanding on such date, (vii) any such encumbrance or restriction consisting of customary non-assignment provisions in leases, licenses, joint venture agreements or similar agreements, to the extent such provisions restrict the transfer of or interests in the lease, license, joint venture agreement or similar agreement, as applicable, and (viii) restrictions imposed by law or contained in agreements described on Schedule 7.22.

7.23.           Maximum Consolidated Indebtedness to Adjusted EBITDA.  The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated Indebtedness to (ii) Adjusted EBITDA, to be greater than or equal to (A) 3.75 to 1.00 00 for any period ending on or before December 31, 2009; (B) 3.00 to 1.00 for any period ending on or before December 31, 2010 but after December 31, 2009; and (C) 2.50 to 1.00 for any period ending on or before December 31, 2011 but after December 31, 2010.  For purposes of this Section, Adjusted EBITDA shall be calculated in accordance with the Pro Forma Adjustments.

7.24.           Minimum Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio (the “Coverage Ratio”), determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDAR to (ii) the sum of (x) Consolidated Rental Expense plus (y) Consolidated Interest Expense, to be less than or equal to (A) 2.15 to 1.00 for any period ending on or before December 31, 2009; (B) 2.35 to 1.00 for any period ending on or before December 31, 2010 but after December 31, 2009; and (C) 2.50 to 1.00 for any period ending on or before December 31, 2011 but after December 31, 2010.  For purposes of this Section, Consolidated EBITDAR, Consolidated Rental Expense and Consolidated Interest Expense shall be calculated in accordance with the Pro Forma Adjustments.

7.25.           Modifications of Certain Debt Instruments.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or the 2025 Debentures (other than any such amendment, modification, waiver or other change that (i) (x) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (y) does not involve the payment of a consent fee; or (ii) would not materially and adversely affect the Agent and the Lenders).

7.26.           Sale and Leaseback Transactions.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that such Sale Leaseback Transactions in an amount of up to $30,000,000 in the aggregate during the term of this Agreement may be consummated by the Borrower and its Restricted Subsidiaries.

7.27.           Capital Expenditures.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Capital Expenditure, except Capital Expenditures of the Borrower and its Restricted Subsidiaries not exceeding $150,000,000 in any fiscal year; provided, that (a) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

7.28.           Organizational Separateness.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, take any action that would cause any creditor of such Person to reasonably believe that such creditor is relying on the credit of Arby’s and its Subsidiaries.  In furtherance thereof, but without limitation, Holdings and the Borrower shall, and shall cause its Restricted Subsidiaries to, (a) maintain separate books, records and separate bank accounts in their own names; (b) act solely in their own names or the names of their managers and through authorized officers and agents; (c) not make or agree to make any payment to a creditor of Arby’s or any of its Subsidiaries in its capacity as such; (d) not commingle any money of Arby’s and its Subsidiaries with any money of Holdings and its Subsidiaries; and (e) not take any action, or conduct its affairs in a manner, which could reasonably be expected to result in the separate corporate existence of Arby’s and its Subsidiaries from Holdings and its Subsidiaries being ignored.  Notwithstanding the forgoing, nothing in this Section 7.28 shall apply in respect of any Plan, any Foreign Plan, any Foreign Benefit Arrangement or any Compensatory Award or shall prohibit Holdings, the Borrower or any Restricted Subsidiary from entering into agreements or arrangements permitted by Section 7.20.

7.29.           Changes in Fiscal Periods.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit the fiscal year of the Borrower to end on a day other than the Sunday closest to December 31 or change the Borrower’s method of determining fiscal quarters.

7.30.           Payments for Consent.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement unless such consideration is offered to be paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

7.31.           Underwriting of Insurance Policies.  Each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (i) underwrite new insurance policies or (ii) except as required by law or regulation, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any insurance policy underwritten by Holdings or any of its Subsidiaries that would extend the expiration date of such insurance policy or increase the amount of coverage thereunder.

7.32.           Pledge of WNAP Interests.  Each of Holdings and the Borrower shall not, and shall not permit any Restricted Subsidiary to, pledge, collaterally assign or otherwise encumber any interest in the Capital Stock of WNAP to any Person other than the Secured Parties pursuant to the Guarantee and Collateral Agreement.

ARTICLE VIII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

8.1           Any representation or warranty made or deemed made by or on behalf of any Loan Party to the Lenders or the Agent under or in connection with this Agreement, any Loan or any certificate or written information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

8.2           Nonpayment of (i) principal of any Loan or Reimbursement Obligation when due, or (ii) interest upon any Loan or any Reimbursement Obligation, or any fee or other Obligations under any of the Loan Documents within five (5) days after the same becomes due.

8.3           The breach by the Borrower or Holdings of any of the terms or provisions of Sections 7.3.1, 7.4.2, 7.10 (other than Section 7.10.4), 7.12 or 7.14 through 7.29, 7.31 or, by any Loan Party, Section 5.5 and the proviso of Section 6.3(a) of the Guarantee and Collateral Agreement.

8.4           The breach by the Borrower or Holdings (other than a breach which constitutes a Default under another Section of this ARTICLE VIII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier to occur of (i) the date on which the Agent or any Lender sends written notice thereof to the Borrower or (ii) the date on which an Authorized Officer of the Borrower has actual knowledge of such breach.

8.5           (i) Failure of any Group Member to pay when due (after giving effect to any applicable grace period) any Material Indebtedness; (ii) the default by any Group Member in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; (iii) any Material Indebtedness of any Group Member shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or (iv) any Group Member shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

8.6           Any Group Member (excluding any Immaterial Subsidiary) shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or for all or any substantial part of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.7.

8.7           Without the application, approval or consent of any Group Member, a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Group Member (excluding any Immaterial Subsidiary) or for all or any substantial part of its Property, or a proceeding described in Section 8.6(iv) shall be instituted against any Group Member (excluding any Immaterial Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

8.8           Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any substantial part of the Property of any Group Member which, when taken together with all other Property of Group Members so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a substantial part of the Property of all Group Members, taken as a whole.

8.9           Any Group Member shall fail within forty-five (45) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith and with respect to which adequate reserves have been set aside on its books in accordance with GAAP.

8.10           (i) Any ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan; (iv) any Group Member or any of its Controlled Group members shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed withdrawal liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such withdrawal liability or is not contesting such withdrawal liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect.

8.11           Any Change in Control shall occur.

8.13           Any Loan Document (other than any Security Document) shall cease, for any reason, to be in full force or effect other than in accordance with its terms or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Loan Document.

8.14           Any of the Security Documents shall cease, for any reason, to be in full force and effect other than in accordance with its terms, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (except as permitted by the Security Documents).

8.15           The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect other than in accordance with its terms or any Loan Party shall so assert; or

8.16           Holdings shall (i) conduct, transact or otherwise engage in, any material business or operations other than those incidental or related to its ownership of the Capital Stock of the Borrower and its status as a holding company, (ii) incur, create, assume or suffer to exist any Indebtedness, except (w) nonconsensual obligations imposed by operation of law, (x) obligations pursuant to the Loan Documents to which it is a party, (y) obligations with respect to its Capital Stock and (z) Indebtedness permitted to be incurred under this Agreement, or (iii) own, lease, manage or otherwise operate any material properties or assets (excluding cash and Cash Equivalent Investments) other than the ownership of shares of Capital Stock of the Borrower and making or owning other Investments permitted under this Agreement and activities related hereto and thereto; provided that, notwithstanding the foregoing, Holdings may enter into a services agreement as contemplated in Section 7.20.3 and a tax sharing agreement as contemplated in Section 7.20.5.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1.           Acceleration.  If any Default described in Section 8.6 or 8.7 occurs with respect to any Group Member (excluding any Immaterial Subsidiary), the obligations of the Lenders to make any extension of credit hereunder shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable without any election or action on the part of the Agent or any Lender.  If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make any extension of credit hereunder, or declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make any extension of credit hereunder as a result of any Default (other than any Default as described in Section 8.6 or 8.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

9.2.           Amendments. Subject to the provisions of this Section 9.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each adversely affected Lender:

9.2.1               Extend the Facility Termination Date or, if different, the final maturity of any Loan, or postpone any regularly scheduled payment of principal of any Loan, or reduce or forgive all or any portion of the principal amount thereof or of any Reimbursement Obligation; or reduce the rate or amount of (or extend the time of payment for) interest or fees thereon or on any Reimbursement Obligation (other than a waiver of the application of the default rate of interest pursuant to Section 2.12).

9.2.2               Reduce the percentage specified in the definition of “Required Lenders” or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definition of “Pro Rata Share” or “L/C Percentage”.

9.2.3               Increase the amount of the Commitment or L/C Commitment of any Lender hereunder (except as permitted pursuant to Section 2.23), or permit the Borrower to assign all or any portion of its rights or obligations under this Agreement (except as permitted by Section 13.1).

9.2.4               Amend this Section 9.2.

9.2.5               Release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, except explicitly permitted hereunder.

No amendment of any provision of this Agreement relating to the Agent or the Issuing Lender shall be effective without the written consent of the Agent or the Issuing Lender, as applicable.  The Agent may waive payment of the fee required under Section 13.3.3 without obtaining the consent of any other party to this Agreement.

9.3.           Preservation of Rights.  No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2 (or by the Agent with the consent of such requisite Lenders), and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until all of the Obligations have been paid in full in cash.

ARTICLE X

GENERAL PROVISIONS

10.1.           Survival of Representations.  All representations and warranties of Holdings and the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

10.2.           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation; provided that, any Lender that fails to make a Loan or otherwise extend credit to the Borrower pursuant to this Agreement shall be a Defaulting Lender.

10.3.           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4.           Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Loan Parties, the Agent and the Lenders and supersede all prior agreements and understandings among the Loan Parties, the Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letters described in Section 11.13 which shall survive and remain in full force and effect during the term of this Agreement.

10.5.           Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 10.6, 10.9 and 11.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on their own behalf and in their own name to the same extent as if they were parties to this Agreement.

10.6.           Expenses; Indemnification.

10.6.1               The Borrower shall reimburse the Agent and the Arrangers for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and paralegals’ fees, disbursements and other charges of one counsel for each applicable jurisdiction) paid or incurred by the Agent or the Arrangers in connection with the preparation, negotiation, documentation, execution, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, waiver and administration of the Loan Documents.  The Borrower also agrees to reimburse the Agent, the Arrangers and the Lenders for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ and paralegals’ fees, disbursements and other charges of one counsel) paid or incurred by the Agent, the Arrangers or any Lender in connection with the enforcement of the Loan Documents.

10.6.2               The Borrower hereby further agrees to indemnify the Agent, the Arrangers, the L/C Lenders, each Lender, their respective affiliates, and each of their directors, officers, agents and employees (each, an “Indemnified Party”), against all losses, claims, damages, penalties, judgments, costs, liabilities and expenses (including, without limitation, all reasonable and documented expenses of litigation or preparation therefor whether or not the Agent, the Arrangers, any Lender or any affiliate is a party thereto, and all the reasonable and documented attorneys’ and paralegals’ fees, disbursements and other charges of one counsel for all affected Indemnified Parties, unless any affected Indemnified Party shall have reasonably determined that there may be legal defenses available to it that are different from or additional to those of the other Indemnified Parties and that a single counsel for all Indemnified Parties cannot (due to conflicts or otherwise) undertake the pursuit of such legal defenses, in which event such Indemnified Party shall be entitled to separate counsel and Borrower agrees to reimburse such Indemnified Party for the reasonable and documented attorneys’ and paralegals’ fees, disbursements and other charges of such separate counsel) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that any of the foregoing is found by a court of competent jurisdiction to have arisen from an Indemnified Party’s gross negligence, bad faith or willful misconduct.  The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.

10.7.           Accounting.  Except as provided to the contrary herein, all accounting terms used in the calculation of Capital Expenditures and any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of Capital Expenditures and any financial covenant or test shall be made in accordance with Agreement Accounting Principles, provided that for the purposes of Sections 7.22 and 7.23, “consolidated” with respect to any Person shall mean, unless expressly stated to be otherwise, such Person consolidated with the other Group Members and shall not include any Unrestricted Subsidiary, provided further that the parties acknowledge such definition of “consolidated” is not in accordance with Agreement Accounting Principles to the extent Unrestricted Subsidiaries are not consolidated with such Person.  If any changes in GAAP are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of Capital Expenditures, any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Borrower, the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations.  In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment, subject to further modification in accordance with this Section 10.7.  Notwithstanding the foregoing, all financial statements to be delivered by the Borrower pursuant to Section 7.1 shall be prepared in accordance with GAAP as in effect at such time.

10.8.           Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.9.           Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent nor any Arranger or Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent nor any Arranger or Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that neither the Agent, nor any Arranger or Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct of the party from which recovery is sought.

10.10.      Releases of Guarantees and Liens.

10.10.1                         Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.2.5) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (and at the Borrower’s request and expense shall take such action) (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.2 or (ii) under the circumstances described in Section 9.2.5.  In connection with any Disposition or release of any Collateral pursuant to the terms of any Loan Document, at the Borrower’s request and expense, the Agent or Collateral Agent, as applicable, shall (without recourse and without any representation or warranty) execute and deliver or cause to be executed and delivered to the Borrower such documents (including UCC-3 termination statements) as the Borrower may reasonably request to evidence or effect such release.

10.10.2                         At such time as the Loans, the Reimbursement Obligations and the other Obligations under the Loan Documents (other than contingent obligations and obligations under or in respect of Rate Management Transactions) shall have been paid in full, the Commitments have been terminated and all Letters of Credit outstanding shall either be (i) terminated or (ii) cash collateralized on terms reasonably acceptable to the Agent, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.  In connection with the repayment of the Loans, the Reimbursement Obligations and the other Obligations under the Loan Documents, at the Borrower’s request and expense, the Agent or Collateral Agent, as applicable, shall (without recourse and without any representation or warranty) execute and deliver or cause to be executed and delivered to the Borrower such documents (including UCC-3 termination statements) as the Borrower may reasonably request to evidence or effect such release and termination.

10.11.    Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates that agree to be bound by the provisions of this Section 10.11, for use solely in connection with the transactions contemplated hereby, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee who need to know such confidential information for use in evaluation, arranging and making the Loans and Letters of Credit available to the Borrower, in each case which have been informed as to the confidential nature of such information and that agree to be bound by the provisions of this Section 10.11, (iii) upon demand of bank examiners and other officials having regulatory jurisdiction over it who are informed of the confidential nature of the information, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person to the extent required by order of any court or administrative agency or in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in Rate Management Transactions or to legal counsel, accountants and other professional advisors to such counterparties, in each case which have been informed as to the confidential nature of such information and that agree to be bound by the provisions of this Section 10.11, and (vii) permitted by Section 13.4.

With respect to disclosures made under clause (iv) and (v) above, each Lender agrees to give the Borrower written notice to the extent it is legally permitted to do so as soon as practicable after learning that disclosure must be made, describing the confidential information that will be disclosed and the approximate date of said disclosure.  Each Lender understands and agrees that it is responsible for any breach of its confidentiality obligations contained in this Section by any of its Affiliates.

10.12.                      Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans or L/C Obligations provided for herein or as collateral in the extension or maintenance of such extension of credit.

10.13.                      Disclosure.  The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other extension of credit to or have other relationships with the Borrower and its Affiliates.

10.14.                      USA Patriot Act.  Each Lender and the Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

10.15.                      Advertising, Promotion and Marketing.  The Agent and each Lender listed on Schedule 1.1B may, and the Borrower hereby authorizes the Agent and each such Lender to, include references to the Borrower and utilize any logo or other distinctive symbol associated with the Borrower in connection with any closing announcement, league table or, with the prior written consent of the Borrower, announcement of participation in the syndication of the Credit Agreement.

ARTICLE XI

THE AGENT

11.1.           Appointment; Nature of Relationship.  JPMCB is hereby appointed by each of the Lenders as its contractual representative hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Agent agrees to act as such contractual representative upon the express conditions contained in this ARTICLE XI. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in Section 9-102 of the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Agent, in its capacity as such, under or in connection with this Agreement or any other Loan Document on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2.           Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

11.3.           General Immunity.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined by a court of competent jurisdiction to have arisen from the gross negligence, bad faith or willful misconduct of such Person.

11.4.           No Responsibility for Loans, Recitals, etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in ARTICLE V, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security (if any); or (g) the financial condition of any Group Member.  The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (in its individual capacity).

11.5.           Action on Instructions of Lenders.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the affected Lenders in the event and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the affected Lenders in the event and to the extent that this Agreement expressly requires such). T he Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6.           Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

11.7.           Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

11.8.           Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent ratably in proportion to the Lenders’ Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Aggregate Outstanding Credit Exposure) (i) subject to Section 3.4, for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 4.5.7 shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9.           Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

11.10.         Rights as a Lender.  In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Group Member in which such Group Member is not restricted hereby from engaging with any other person.  The Agent, in its individual capacity, is not obligated to remain a Lender.

11.11.         Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.12.       Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent which, if a Default has not occurred and is continuing, is satisfactory to the Borrower.  If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor

Agent which, if a Default has not occurred and is continuing, is satisfactory to the Borrower.  Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder.  If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation of an Agent, the provisions of this ARTICLE XI shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

11.13.      Agent and Arranger Fees.  The Borrower agrees to pay to the Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arrangers pursuant to these certain fee letter agreements, each dated October 17, 2008, or as otherwise agreed from time to time.

11.14.      Delegation to Affiliates.  The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under ARTICLE X and ARTICLE XI.

11.15.       No Duties Imposed on Syndication Agent, Co-Documentation Agents or Arrangers.  None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “syndication agent,” “documentation agent” or “Arrangers” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “syndication agent,” “documentation agent” or “Arrangers” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender.  In addition to the agreement set forth in Section 11.15, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1.           Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or if any Default under Section 8.2 (whether by acceleration or otherwise) occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender.

12.2.           Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans or L/C Obligations (other than payments received pursuant to Section 4.1, 4.2, 4.4 or 4.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans or L/C Obligations held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such Loans or L/C Obligations.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans and L/C Obligations.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.           Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not, except in a merger permitted under Section 7.16, have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participation must be made in compliance with Section 13.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2.           Participations.

13.2.1               Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (other than a Restricted Entity) (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a

Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2               Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.2.

13.2.3               Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2, 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided that (i) a Participant shall not be entitled to receive any greater payment under Section 4.1, 4.2 or 4.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant complies with the provisions of Section 4.5 to the same extent as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.3.    Assignments.

13.3.1               Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (other than a Restricted Entity) (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be evidenced by an Agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”).  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless the Agent and, so long as no Default has occurred and is continuing, the Borrower, otherwise consent) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

13.3.2               Consents.  The prior written consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing.  The consent of the Agent (and if a L/C Commitment or L/C Exposure is being assigned, the Issuing Lender) shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed.

13.3.3               Effect; Effective Date.  Upon (i) delivery to the Agent of an Assignment Agreement, together with any consents required by Sections 13.3.1 and 13.3.2, and (ii) payment of a $3,500 fee by the assignee or assignor to the Agent for processing such assignment (unless such fee is waived by the Agent or unless such assignment is made to such assigning Lender’s Affiliate or an Approved Fund that is managed or administered by such Lender), such Assignment Agreement shall become effective on the effective date specified in such assignment.  The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and Loans under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto; provided that such Purchaser shall not be entitled to receive any amounts under ARTICLE IV in excess of the amounts that would have been payable under ARTICLE IV to the transferor Lender, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent.  In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or, if the Facility Termination Date has occurred, their respective Loans), as adjusted pursuant to such assignment.

13.3.4               Register.  The Agent, acting solely for this purpose as an agent of the Borrower (and the Borrower hereby designates the Agent to act in such capacity), shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and interest on the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Agent to the Borrower marked “canceled.”  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4.           Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Loan Parties; provided that each Transferee and prospective Transferee agrees in writing to be bound by Section 10.11 of this Agreement.

13.5.           Tax Certifications.  If any interest in any Loan Document is transferred to any Transferee the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.5.5.

ARTICLE XIV

NOTICES

14.1.           Notices.  Except as otherwise permitted by Section 2.15 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Lenders or the Agent, at its address or facsimile number set forth on the applicable Administrative Questionnaire or signature pages hereof (or, with respect to any Lender which is not a party hereto as of the Closing Date, at its address or facsimile number set forth in any Assignment Agreement or Commitment and Acceptance) or, (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 14.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under ARTICLE II shall not be effective until received.

14.2.           Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  Subject to satisfaction of the conditions precedent in Section 5.1, this Agreement shall be effective when it has been executed by Holdings, the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1.           CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2.           CONSENT TO JURISDICTION.  EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING PROCEEDINGS AGAINST ANOTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

16.3.           WAIVER OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, Holdings, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

WENDY’S INTERNATIONAL HOLDINGS, LLC,
as Holdings

/s/ Daniel T. Collins
Name:     Daniel T. Collins
Title:       Senior Vice President, Treasurer and Assistant Secretary

WENDY’S INTERNATIONAL, INC.,
as the Borrower

/s/ Daniel T. Collins
Name:    Daniel T. Collins
Title:      Senior Vice President, Treasurer and Assistant Secretary

Address for Notices:

Wendy’s International Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, Ohio 43017-0256

Attention:        Dan Collins, Treasurer
Telephone:      (678) 514-4468
Facsimile:         (678) 514-4119
E-mail:               Dan.Collins@wendysarbys.com

With Copy to:
Wendy’s/Arby’s Group, Inc.
1155 Perimeter Center West
Atlanta, GA 30338

Attention:           Nils Okeson, General Counsel
Telephone:         (678) 514-4330
Facsimile:            (678) 514-5344
Email:                   Nils.Okeson@wendysarbys.com

JPMORGAN CHASE BANK, N.A.,
as Agent and a Lender

/s/ Barry Bergman
Name:     Barry Bergman
Title:       Managing Director

Address for Notices:

JPMorgan Chase Bank, N.A.
270 Park Avenue
4th Floor
New York, New York 10017
Attention:               Mr. Barry Bergman
Telephone No.:      (212) 270-0203
Telecopy No. :        (212) 270-3279
E-mail:                      Barry.Bergman@jpmorgan.com

and

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin
10th Floor
Houston, Texas 77002
Attention:                Ms. Shanida Littlejohn
Telephone No.:       (713) 750-3510
Telecopy No. :        (713) 750-2782
E-mail:                      shanida.x.littlejohn@jpmchase.com

BANK OF AMERICA, N.A.,
as Syndication Agent and a Lender

/s/ Robert J. Beckley
Name:     Robert J. Beckley
Title:       Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent and a Lender

/s/ Denis Waltrich
Name:     Denis Waltrich
Title:       Vice President

FIFTH THIRD BANK,
as a Lender

/s/ Brent M. Jackson
Name:     Brent M. Jackson
Title:       Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

/s/ james nicholas cole
Name:     James Nicholas Cole
Title:       Managing Director

THE HUNTINGTON NATIONAL BANK,
as a Lender

/s/ Jeff D. Blendick
Name:     Jeff D. Blendick
Title:       Vice President

NATIONAL CITY BANK,
as a Lender

/s/ Thomas E. Redmond
Name:     Thomas E. Redmond
Title:       Senior Vice President

THE PRIVATE BANK AND TRUST CO.,
as a Lender

/s/ Robert M. Walker
Name:     Robert M. Walker
Title:       Managing Director